Exhibit 10.17

Execution Version

AGREEMENT OF SALE AND PURCHASE

BY AND AMONG

HALCÓN ENERGY PROPERTIES, INC.,

HALCÓN PERMIAN, LLC,

HALCoN OPERATING CO., INC.

AND

HALCÓN FIELD SERVICES, LLC

AS SELLERS

AND

MCM DELAWARE RESOURCES, LLC

AS PURCHASER

DECEMBER 1, 2025

TABLE OF CONTENTS

Page

Article 1 PURCHASE AND SALE1

Section 1.1Purchase and Sale.1

Section 1.2Assets.1

Section 1.3Excluded Assets.3

Section 1.4Effective Time; Proration of Costs and Revenues.4

Section 1.5Delivery and Maintenance of Records.6

Article 2 PURCHASE PRICE6

Section 2.1Purchase Price.6

Section 2.2Adjustments to Purchase Price.6

Section 2.3Allocation of Purchase Price.8

Section 2.4Deposit.8

Section 2.5Tax Allocation.9

Article 3 TITLE MATTERS9

Section 3.1Sellers’ Title.9

Section 3.2Definitions of Title Matters.10

Section 3.3Definition of Permitted Encumbrances.12

Section 3.4Notice of Title Defect Adjustments.13

Section 3.5Casualty or Condemnation Loss.19

Section 3.6Limitations on Applicability.19

Section 3.7Government Approvals Respecting Assets.20

Article 4 ENVIRONMENTAL MATTERS21

Section 4.1Assessment.21

Section 4.2NORM, Wastes and Other Substances.21

Section 4.3Environmental Defects.22

Section 4.4Inspection Indemnity.24

Article 5 REPRESENTATIONS AND WARRANTIES OF SELLERS24

Section 5.1Generally.24

Section 5.2Existence and Qualification.25

Section 5.3Power.25

Section 5.4Authorization and Enforceability.25

Section 5.5No Conflicts.26

Section 5.6Liability for Brokers’ Fees.26

Section 5.7Litigation.26

Section 5.8Taxes and Assessments.26

Section 5.9Compliance with Laws.27

Section 5.10Contracts.27

Section 5.11Payments for Hydrocarbon Production.28

Section 5.12Governmental Authorizations.28

Section 5.13Preference Rights and Transfer Requirements.29

Section 5.14Payout Balances.29

Section 5.15Outstanding Capital Commitments.29

Section 5.16Imbalances.29

Section 5.17Condemnation.30

Section 5.18Bankruptcy.30

Section 5.19Production Allowables.30

Section 5.20Foreign Person.30

Section 5.21Drilling Obligations.30

Section 5.22Plugging and Abandonment.30

Section 5.23No Material Adverse Change.31

Section 5.24Bonds.31

Section 5.25Suspended Funds.31

Section 5.26Reasonably Equivalent Value.31

Section 5.27Liens.31

Section 5.28Financial Statements.31

Article 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER32

Section 6.1Existence and Qualification.32

Section 6.2Power.32

Section 6.3Authorization and Enforceability.32

Section 6.4No Conflicts.32

Section 6.5Liability for Brokers’ Fees.33

Section 6.6Litigation.33

Section 6.7R&W Insurance Policy.33

Section 6.8Limitation and Independent Evaluation.33

Section 6.9SEC Disclosure.34

Section 6.10Bankruptcy.34

Section 6.11Qualification.34

Section 6.12Financing.34

Article 7 COVENANTS OF THE PARTIES34

Section 7.1Access.34

Section 7.2Government Reviews.36

Section 7.3Notification of Breaches.36

Section 7.4Letters in Lieu; Assignments; Operatorship.37

Section 7.5Public Announcements.38

Section 7.6Operation of Business.38

Section 7.7Preference Rights and Transfer Requirements.39

Section 7.8Tax Matters.40

Section 7.9Representation and Warranty Insurance Policy.42

Section 7.10Further Assurances.43

Section 7.11Notice of Claims.44

Section 7.12Enforcement of Third Party Warranties, Guarantees and Indemnities.44

Article 8 CONDITIONS TO CLOSING44

Section 8.1Conditions of Sellers to Closing.44

Section 8.2Conditions of Purchaser to Closing.45

Article 9 CLOSING46

Section 9.1Time and Place of Closing.46

Section 9.2Obligations of Sellers at Closing.46

Section 9.3Obligations of Purchaser at Closing.47

Section 9.4Closing Adjustments.48

Article 10 TERMINATION50

Section 10.1Termination.50

Section 10.2Remedies.51

Article 11 POST-CLOSING OBLIGATIONS; Survival; LIMITATIONS; DISCLAIMERS AND WAIVERS52

Section 11.1Receipts.52

Section 11.2Expenses.52

Section 11.3Assumed Seller Obligations.53

Section 11.4Survival; Exclusive Remedy; Release.53

Section 11.5Indemnification by Each Seller55

Section 11.6Indemnification by Purchaser.55

Section 11.7Indemnification Proceedings.56

Section 11.8Release.58

Section 11.9Disclaimers.58

Section 11.10Recording.60

Article 12 MISCELLANEOUS60

Section 12.1Counterparts.60

Section 12.2Notice.60

Section 12.3Sales or Use Tax Recording Fees and Similar Taxes and Fees.61

Section 12.4Transaction Expenses.61

Section 12.5Change of Name.61

Section 12.6Replacement of Bonds, Letters of Credit and Guarantees.62

Section 12.7Governing Law and Venue.62

Section 12.8Captions.62

Section 12.9Waivers.62

Section 12.10Assignment.62

Section 12.11Entire Agreement.63

Section 12.12Amendment.63

Section 12.13No Third-Party Beneficiaries.63

Section 12.14References.63

Section 12.15Construction.64

Section 12.16Conspicuousness.64

Section 12.17Severability.64

Section 12.18Time of Essence.64

Section 12.19Limitation on Damages.64

Section 12.20Suspended Funds.65

Section 12.21Joint and Several Liability.65

Section 12.22Seller Representative.65

EXHIBITS

Exhibit A-1	Leases
Exhibit A-2	Wells and Units
Exhibit A-3	Fee Lands
Exhibit B	Conveyance
Exhibit C	Deed
Exhibit D	Representation and Warranty Insurance Policy

SCHEDULES

Schedule 1.2(d)	Contracts
Schedule 1.2(e)	Surface Contracts
Schedule 1.2(f)	Equipment
Schedule 1.2(j)	Proprietary Seismic Data
Schedule 1.2(k)	Vehicles
Schedule 1.3(d)	Excluded Assets
Schedule 1.4	Overhead Costs
Schedule 5.1	Identification of Certain Officers and Employees of Seller and Identification of Certain Officers and Employees of Purchaser
Schedule 5.7(a)	Party Proceedings
Schedule 5.7(b)	Non-Party Proceedings
Schedule 5.8	Taxes and Assessments

Schedule 5.9	Compliance with Laws
Schedule 5.10	Contract Matters
Schedule 5.11	Hydrocarbon Production Payments
Schedule 5.12	Governmental Authorizations
Schedule 5.13(a)	Preference Rights
Schedule 5.13(b)	Transfer Requirements
Schedule 5.14	Payout Balances
Schedule 5.15	Outstanding Capital Commitments
Schedule 5.16	Imbalances
Schedule 5.22	Plugging and Abandonment
Schedule 5.24	Bonds
Schedule 5.25	Suspended Funds
Schedule 5.27	Liens
Schedule 7.6	Operation of Business
Schedule 9.4(d)	Account Information

v

DEFINITIONS

“1031 Assets” has the meaning set forth in Section 7.8(c).

“Actual Knowledge” means information actually and personally known to an officer, director or manager of the applicable party to this Agreement.

“Adjusted Purchase Price” shall mean the Purchase Price after calculating and applying the adjustments set forth in Section 2.2.

“Adjustment Period” has the meaning set forth in Section 2.2(a).

“AEA” has the meaning set forth in the definition of Hazardous Materials.

“AFE” means authority for expenditure or other written capital commitments.

“Affiliates” with respect to any Person, means any Person that directly or indirectly controls, is controlled by or is under common control with such Person. The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Benefit Deductible” has the meaning set forth in Section 3.4(m).

“Aggregate Defect Deductible” has the meaning set forth in Section 3.4(l).

“Agreed Accounting Firm” has the meaning set forth in Section 9.4(c).

“Agreement” means this Agreement of Sale and Purchase.

“Allocated Value” has the meaning set forth in Section 3.4(a).

“Assets” has the meaning set forth in Section 1.2.

“Assumed Seller Obligations” has the meaning set forth in Section 11.3.

“Bonds” has the meaning set forth in Section 5.24.

“Break-Up Fee” has the meaning set forth in Section 10.2(b).

“Business Day” means each calendar day except Saturdays, Sundays, and federal holidays.

“CERCLA” has the meaning set forth in the definition of Hazardous Materials.

“Claim” means any demand, claim, action or proceeding arising under Law.

“Claim Notice” has the meaning set forth in Section 11.7.

“Closing” has the meaning set forth in Section 9.1(a).

“Closing Date” has the meaning set forth in Section 9.1(b).

“Closing Payment” has the meaning set forth in Section 9.4(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” means Battalion Oil Corporation, a Texas corporation.

“Confidentiality Agreement” has the meaning set forth in Section 7.1(a).

“Contracts” has the meaning set forth in Section 1.2(d).

“Conveyance” has the meaning set forth in Section 3.1(a).

“COPAS” has the meaning set forth in Section 1.4(c).

“Cure Period” has the meaning set forth in Section 3.4(c).

“Deed” has the meaning set forth in Section 3.1(a).

“Defensible Title” has the meaning set forth in Section 3.2.

“Delegated Matters” has the meaning set forth in Section 12.22.

“Deposit” has the meaning set forth in Section 2.4.

“DOJ” means the Department of Justice.

“earned” has the meaning set forth in Section 1.4(c).

“Effective Time” has the meaning set forth in Section 1.4(a).

“Environmental Claim Date” has the meaning set forth in Section 4.3(a).

“Environmental Defect” has the meaning set forth in Section 4.3(a).

“Environmental Defect Amount” has the meaning set forth in Section 4.3(a).

“Environmental Defect Notice” has the meaning set forth in Section 4.3(a).

“Environmental Laws” means, as the same may have been amended, any federal, state or local Law and that of any Governmental Body having jurisdiction over the property in question, which exists as of the date of this Agreement and relates to (i) the control of any potential pollutant or protection of the environment, including air, water or land, (ii) the generation, handling, treatment, storage, or disposal or transportation of Hazardous Materials or waste materials, (iii) the regulation of or exposure to Hazardous Materials, or (iv) the cleanup, restoration, remediation of, or other environmental response to Hazardous Materials on, at, or migrating from, any property. The term “Environmental Laws” includes all judicial and administrative decisions, orders, directives, and decrees issued by a Governmental Body pursuant to the foregoing.

“Environmental Liabilities” shall mean any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body, (in each case) to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws which are attributable to the ownership or operation of the Assets prior to the Closing or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs, (in each case) to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws which is attributable to the ownership or operation of the Assets prior to the Closing.

“Equipment” has the meaning set forth in Section 1.2(f).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Petroleum Strategies, Inc., a Texas corporation.

“Escrow Agreement” means an Escrow Agreement to be entered into by and among Seller Representative, Purchaser and the Escrow Agent, on a form mutually agreed to by such parties.

“Event” has the meaning set forth in the definition of Material Adverse Effect.

“Excluded Assets” has the meaning set forth in Section 1.3.

“Excluded Seller Obligations” has the meaning set forth in Section 11.3.

“Final Settlement Date” has the meaning set forth in Section 9.4(c).

“Final Purchase Price” has the meaning set forth in Section 9.4(b).

“Final Settlement Statement” has the meaning set forth in Section 9.4(b).

“Fraud” means an actual, knowing and deliberate false representation of a material fact by a Party, made with such Party’s Knowledge of the falsity, in a representation or warranty set forth in Article 5 or Article 6 of this Agreement (as modified by the Schedules, as applicable), with the specific intent of such Party of inducing any other Party to enter into this Agreement and upon which such other Party, without prior actual knowledge that such representation was false, has justifiably relied to its resulting actual and material loss.  “Fraud” does not include any claim based on (x) constructive fraud, promissory fraud, equitable fraud or unfair dealings fraud or (y) constructive knowledge, recklessness, negligent misrepresentation or a similar theory.

“FTC” means the Federal Trade Commission.

“Fundamental Representations” means those representations and warranties contained in Section 5.2, Section 5.3, Section 5.4, Section 5.6, Section 6.1, Section 6.2, Section 6.3, and Section 6.5.

“GAAP” means generally accepted accounting principles in effect in the United States as amended from time to time.

“Governmental Authorizations” has the meaning set forth in Section 5.12.

“Governmental Body” or “Governmental Bodies” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body, arbitrator or arbitration panel or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

“Hazardous Material” means (i) any “hazardous substance,” as defined by Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9602 et seq. (“CERCLA”), (ii) any “hazardous waste” or “solid waste,” in either case as defined by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”), and any analogous state statutes, and any regulations promulgated thereunder, (iii) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any applicable Environmental Laws, (iv) any radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined in the Atomic Energy Act, 42 U.S.C. § 2011 et seq. (“AEA”) and any amendments or authorizations thereof, (v) any regulated asbestos-containing materials in any form or condition, (vi) any regulated polychlorinated biphenyls in any form or condition, and (vii) petroleum, petroleum hydrocarbons or any fraction or byproducts thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil, gas, casinghead gas, condensate, natural gas liquids, and other gaseous and liquid hydrocarbons or any combination thereof and sulphur and other minerals extracted from or produced with the foregoing.

“Imbalance” or “Imbalances” means any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production, under-production, over-delivery, under-delivery or similar imbalance arises at the wellhead, pipeline, gathering system, transportation system, processing plant or other location.

“incurred” has the meaning set forth in Section 1.4(c).

"Indemnified Party" has the meaning set forth in Section 11.7.

"Indemnifying Party" has the meaning set forth in Section 11.7.

“Independent Expert” has the meaning set forth in Section 4.3(b).

“Individual Environmental Threshold” has the meaning set forth in Section 4.3(c).

“Individual Title Benefit Threshold” has the meaning set forth in Section 3.4(m).

“Individual Title Threshold” has the meaning set forth in Section 3.4(l).

“Lands” has the meaning set forth in Section 1.2(a).

“Law” or “Laws” means all statutes, laws, rules, regulations, ordinances, orders, decrees and codes of Governmental Bodies.

“Leases” has the meaning set forth in Section 1.2(a).

“Like-Kind Exchange” has the meaning set forth in Section 7.8(c).

“Loss” or “Losses” means any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, Taxes, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other actual out of pocket expenses incurred in investigating and preparing for or in connection with any Proceeding).

“Lowest Cost Response” means the response required or allowed under Environmental Laws that timely addresses the condition present at the lowest cost (considered as a whole after taking into consideration any negative impact such response may have on the operations of the relevant assets and any potential additional costs or liabilities that could reasonably be expected to arise as a result of or in connection with such response) as compared to any other response that is required or allowed under Environmental Laws.

“Material Adverse Effect” means any change, inaccuracy, circumstance, effect, event, result, occurrence, condition or fact (each an “Event”) (whether or not (i) foreseeable or known as of the date of this Agreement or (ii) covered by insurance) that has had, or could reasonably be expected to have, a material adverse effect on (i) the ownership, operation or value of the Assets, taken as a whole, or (ii) the ability of Seller to consummate the transactions contemplated hereby. Excluded from such Events for the purposes of determining whether a “Material Adverse Effect” has occurred or could reasonably be expected to occur are (A) Events resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement, (B) Events resulting from changes in general market, economic, financial or political conditions or any outbreak of hostilities or war or terrorist events, (C) Events that affect the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally (including changes in commodity prices or general market prices in the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally), (D) any effect resulting from a change in Laws or regulatory policies, (E) matters that are cured by the Closing at no cost or liability to Purchaser and no material diminution in value of any affected Asset, and (F) the depletion or watering out of any Well(s), collapsed casing or sand infiltration of any Well(s), drilling results of any Well(s), and/or the depreciation of personal property due to ordinary wear and tear with respect to the Assets, other than, in the case of subsections (B), (C) and (D), as may disproportionately impact any Seller relative to other Persons in the same industry.

“Material Contracts” has the meaning set forth in Section 5.10.

x

“Net Mineral Acres” means, as computed separately with respect to each Lease, (a) the number of gross acres in the lands covered by such Lease, multiplied by (b) the undivided percentage interest in oil, gas or other minerals covered by such Lease, as applicable, in such lands, multiplied by (c) the applicable Seller’s working interest in such Lease.

“Net Revenue Interest” has the meaning set forth in Section 3.2(a).

“NORM” means naturally occurring radioactive material.

"Notice Period" has the meaning set forth in Section 11.7(a).

“Permitted Encumbrances” has the meaning set forth in Section 3.3.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.

“Phase I” or “Phase I Assessment” has the meaning set forth in Section 4.1.

“Preference Property” has the meaning set forth in Section 7.7(b).

“Preference Right” means any right or agreement that enables any Person (other than Purchaser) to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with (i) the sale, assignment or other transfer of any Asset or any interest therein or portion thereof or (ii) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

“Preliminary Settlement Statement” has the meaning set forth in Section 9.4(a).

“Proceeding” or “Proceedings” has the meaning set forth in Section 5.7.

“Properties” has the meaning set forth in Section 1.2(c).

“Property Costs” has the meaning set forth in Section 1.4(d).

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the preamble hereto.

“Purchaser Indemnified Persons” has the meaning set forth in Section 11.5.

“Purchaser’s knowledge” (and any similar knowledge qualification with respect to Purchaser) means matters within the Actual Knowledge of the officers and employees of Purchaser or its Affiliates identified on Schedule 5.1.

“Purchaser’s Representatives” has the meaning set forth in Section 7.1(a).

“Qualified Intermediary” has the meaning set forth in Section 7.8(c).

“RCRA” has the meaning set forth in the definition of Hazardous Materials.

“Records” has the meaning set forth in Section 1.2(i).

“REGARDLESS OF FAULT” means WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY LOSS, EVEN THOUGH A LOSS IS CAUSED IN WHOLE OR IN PART BY:

THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE OR PASSIVE), STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PERSON; BUT SPECIFICALLY EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PERSON; AND/OR

THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE OR PASSIVE), GROSS NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF UN-AFFILIATED THIRD PARTIES, INCLUDING WILLFUL MISCONDUCT; AND/OR

A PRE-EXISTING DEFECT, WHETHER PATENT OR LATENT, IN, ON, UNDER OR WITH RESPECT TO PURCHASER’S PROPERTY OR SELLERS’ PROPERTY (INCLUDING WITHOUT LIMITATION THE ASSETS) OR THE PREMISES THERETO OR THE UNSEAWORTHINESS OF ANY VESSEL OR UNAIRWORTHINESS OF ANY AIRCRAFT OR MECHANICAL FAILURE OF ANY VEHICLE OF A PARTY WHETHER CHARTERED, LEASED, OWNED, FURNISHED OR PROVIDED BY ANY OF THE PURCHASER INDEMNIFIED PERSONS, SELLER INDEMNIFIED PERSONS, AND/OR THIRD PARTIES.

“Representation and Warranty Insurance Policy” means an insurance policy to be issued for coverage of any inaccuracy in or breach of any of Sellers’ representations and warranties contained in this Agreement.

“Representation and Warranty Insurance Policy Conditional Binder” has the meaning set forth in Section 6.7.

“Representatives” means, with respect to any Person, such Person’s directors, managers, partners, officers, employees, duly authorized agents, or professional advisors (including attorneys, accountants, consultants, bankers, financial advisors and any representatives of such advisors).

“Retained Asset” has the meaning set forth in Section 7.7(c).

“Retained Employee Liabilities” means any liabilities (i) to employees of a Seller arising under the Worker Adjustment Retraining Notification Act of 1988 or otherwise for severance, notice of termination pay or similar entitlements, in any case as a result of actions taken by such Seller at or prior to the Closing, (ii) arising out of claims by Sellers’ employees that relate to their employment with, or the termination of their employment from, the applicable Seller, (iii) with respect to employees of a Seller arising under any “employee benefit plan” (as defined in Section 3(3) of ERISA) or any other plan, program, policy, practice or arrangement providing compensation or employee benefits that is sponsored by, contributed to, required to be contributed to or maintained by, such Seller, or (iv) arising under ERISA for which Purchaser may have any liability under ERISA with respect to the Assets or Sellers’ employees as a result of the consummation of the transactions contemplated by this Agreement.

“Retained Liabilities” means (a) all obligations, liabilities and Losses to the extent that they are attributable to, or arise out of (i) the Retained Employee Liabilities, (ii) the actions, suits or proceedings, if any, set forth on (or required to be set forth on) Schedule 5.7(a) or Schedule 5.7(b), (iii) the disposal or transportation of any Hazardous Materials from the Assets attributable to the time prior to the Closing Date to any location not on the Assets, (iv) the payment of proceeds or other amounts owed to working interest, royalty, overriding royalty and other interest owners relating to the properties and assets underlying the Assets, including with respect to any amounts held in suspense (other than the Suspended Funds), and attributable to the period of time prior to the Closing Date, including any mispayments or allegations of mispayments of such proceeds or amounts attributable to the period of time prior to the Closing Date, (v) actual or claimed personal injury or death or property damage relating to the Assets or operations thereon and attributable to the period of time prior to the Closing Date, (vi) the gross negligence or willful misconduct of any Seller (or an Affiliate of any Seller) in its capacity as operator of the Assets (as distinguished from the duties of any Seller (or Affiliate thereof) as a cotenant in the properties and assets comprising the Assets), (vii) any fines or penalties imposed by any Governmental Body relating to the Assets, or the ownership or operation thereof, with respect to the period prior to the Closing, excluding any such fines or penalties imposed by any Governmental Body relating to or arising from any Environmental Liability (other than those fine or penalties relating to or arising from (x) the actions, suits or proceedings and other matters set forth on Schedule 5.7(a) or Schedule 5.7(b)  or (y) the matters covered by subsection (iii) in this definition of “Retained Liabilities”), and/or (viii) any indenture, mortgage, loan, credit or sale-leaseback, guaranty of any obligation, bond, letter of credit or similar financial contract of any Seller or of any its Affiliates, and (b) any Losses,  liabilities or obligations of Sellers, or otherwise imposed on the Assets, in respect of any Tax, but excluding any ad valorem, property, production, severance or similar Taxes to the extent specifically allocated to Purchaser pursuant to Section 1.4 or Section 7.8, and any Transfer Taxes specifically allocated to Purchaser pursuant to Section 12.3.

“RWI Coverage Obligations” has the meaning set forth in Section 11.4.

“Scheduled Closing Date” has the meaning set forth in Section 9.1(a).

“Schedules” means the schedules attached to this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations of the SEC promulgated thereunder.

“Seller” and “Sellers” has the meaning set forth in the preamble hereto.

"Seller Indemnified Persons" has the meaning set forth in Section 11.6.

“Seller Operated Assets” means Assets operated by a Seller or an Affiliate of a Seller.

“Seller Representative” has the meaning set forth in Section 12.22.

“Sellers’ knowledge” (and any similar knowledge qualification with respect to Sellers) means matters within the Actual Knowledge of the specific officers and employees of Seller or its Affiliates identified on Schedule 5.1.

“Soft Consents” has the meaning set forth in Section 7.7(a).

“Straddle Period” means any taxable period that begins before the Effective Time and ends after the Effective Time, including any taxable period that includes, but does not end on or before, the Effective Time. For the avoidance of doubt, Taxes for any Straddle Period shall be allocated between the portion ending at the Effective Time and the portion beginning after the Effective Time in accordance with Section 1.4 and Section 7.8.

“Subject Representatives” has the meaning set forth in Section 1.5.

“Surface Contracts” has the meaning set forth in Section 1.2(e).

“Suspended Funds” means all funds which Sellers are holding as of the Closing Date which are owing to third party owners of royalty, overriding royalty, working or other interests in respect of past production of oil, gas or other hydrocarbons attributable to the properties and assets underlying Assets.

“Tax” or “Taxes” means (i) all taxes, assessments, charges, duties, fees, levies, surcharges, withholdings or other charges imposed by any Governmental Body (in each case in the nature of a tax), including all U.S. and non-U.S. federal, state, county, local, municipal and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, sales, use, value added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, escheat and unclaimed property, withholding and estimated taxes and other taxes, assessments, charges, duties, fees, levies, surcharges, withholdings or other charges of any kind whatsoever (in each case in the nature of a tax) (whether payable directly or by withholding or as a representative, whether or not requiring the filing of a Tax Return or whether disputed or not), and (ii) all interest, penalties, additions to tax or other additional amounts imposed by any Governmental Body in connection with any item described in clause (i).

“Tax Allocation” has the meaning set forth in Section 2.5.

“Tax Representations” means those representations and warranties contained in Section 5.8 and Section 5.20.

“Tax Returns” has the meaning set forth in Section 5.8(a).

“Termination Date” has the meaning set forth in Section 10.1(b)(i).

"Third Party Claim" has the meaning set forth in Section 11.7.

“Title Benefit” has the meaning set forth in Section 3.2.

“Title Benefit Amount” has the meaning set forth in Section 3.4(e).

“Title Benefit Notice” has the meaning set forth in Section 3.4(b).

“Title Claim Date” has the meaning set forth in Section 3.4(a).

“Title Defect” has the meaning set forth in Section 3.2.

“Title Defect Amount” has the meaning set forth in Section 3.4(d).

“Title Defect Notice” has the meaning set forth in Section 3.4(a).

“Title Defect Property” has the meaning set forth in Section 3.4(a).

“Title Expert” has the meaning set forth in Section 3.4(k).

“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Asset or any interest therein; provided, however, that “Transfer Requirement” shall not include any consent of, notice to, filing with, or other action by, any Governmental Body in connection with the sale or conveyance of oil and/or gas leases or interests therein or Surface Contracts or interests therein, if they are not required prior to the assignment of such oil and/or gas leases, Surface Contracts or interests or they are customarily obtained subsequent to such sale or conveyance (including consents from state agencies).

“Transfer Taxes” has the meaning set forth in Section 12.3.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed, or final Treasury Regulations.

“Units” has the meaning set forth in Section 1.2(c).

“Unscheduled (Negative) Imbalance” shall mean, respectively as to each Property and without duplication, the sum (expressed in mcf) of (i) the aggregate make-up, prepaid or other volumes of natural gas, not described on Schedule 5.16, that Sellers were obligated as of the Effective Time, on account of prepayment, advance payment, take-or-pay, gas balancing or similar obligations, to deliver from such Property after the Effective Time without then or thereafter being entitled to receive full payment therefor (proportionately reduced to the extent Sellers are entitled to receive partial payment therefor) and (ii) the aggregate pipeline or processing plant Imbalances or underdeliveries, not described in Schedule 5.16, for which Sellers are obligated as of the Effective Time to pay or deliver natural gas or cash to any pipeline, gatherer, transporter, processor, co-owner or purchaser in connection with any other natural gas attributable to each Property without then or thereafter being entitled to receive full payment therefor (proportionately reduced to the extent Sellers are entitled to receive partial payment therefor).

“Unscheduled (Positive) Imbalance” shall mean, respectively as to each Property and without duplication, the sum (expressed in mcf) of (i) the aggregate make-up or other volumes of natural gas, not described on Schedule 5.16, that Sellers were entitled as of the Effective Time, on account of gas balancing or similar obligations, to receive from such Property after the Effective Time and (ii) the aggregate pipeline or processing plant Imbalances or overdeliveries, not described in Schedule 5.16, for which Sellers are entitled as of the Effective Time to receive natural gas or cash from any pipeline, gatherer, transporter, processor, co-owner or purchaser in connection with any other natural gas attributable to each Property.

“Wells” has the meaning set forth in Section 1.2(b).

AGREEMENT OF SALE AND PURCHASE

This Agreement of Sale and Purchase is executed on December 1, 2025, by and among Halcón Energy Properties, Inc., a Delaware corporation (“HEPI”), Halcón Permian, LLC, a Delaware limited liability company (“Halcón Permian”), Halcon Operating Co., Inc., a Texas corporation (“HOCI”), and Halcón Field Services, LLC, a Delaware limited liability company (“HFS”) (each of HEPI, Halcón Permian, HOCI and HFS a “Seller” and collectively “Sellers”), and MCM Delaware Resources, LLC, a Texas limited liability company (“Purchaser”).

RECITALS

A. Each Seller owns certain interests in the Assets as more fully described in Section 1.2 and the exhibits hereto.

B. Sellers desire to sell to Purchaser and Purchaser desires to purchase from Sellers the properties and rights of each Seller hereafter described, in the manner and upon the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound by the terms hereof, agree as follows:

Article 1
PURCHASE AND SALE
Section 1.1Purchase and Sale.

At the Closing, and upon the terms and subject to the conditions of this Agreement, each Seller agrees to sell, assign, transfer and convey its interests in the Assets to Purchaser and Purchaser agrees to purchase, accept and pay for the interest of each Seller in the Assets and to assume the Assumed Seller Obligations.

Section 1.2Assets.

As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, all of the Sellers’ right, title, interest and estate, in and to the following (but excluding the Excluded Assets):

(a)All of the oil and/or gas leases; subleases and other leaseholds; interests in fee; carried interests; reversionary interests; net profits interests; royalty interests; overriding royalty interests; forced pooled interests; farmout rights; options; mineral interests and other properties and interests described on Exhibit A-1, subject to such depth limitations, if any, set forth on Exhibit A-1 under the column “Rights Being Reserved”, together with all rights, privileges, benefits and powers conferred upon the holder of said interests with respect to the use and occupation of the lands covered thereby (collectively, the “Leases”), together with each and every kind and character of right, title, claim, interest and estate that each Seller has in and to the lands covered by the Leases and the interests currently pooled, unitized, communitized or consolidated therewith (the “Lands”);

(b)All oil, gas, water or injection wells located on the Lands, whether producing, shut-in, or temporarily abandoned, and the interests in the wells shown on Exhibit A-2 attached hereto (collectively, the “Wells”);

(c)All interests of Sellers in or to any currently existing pools or units which include any Lands or all or a part of any Leases or include any Wells, including those pools or units related to the Properties and associated with the Wells shown on Exhibit A-2 (the “Units”; the Units, together with the Leases, Lands, and Wells, being hereinafter referred to as the “Properties”), and including all interests of Sellers in the production of Hydrocarbons from any such Units, whether such Unit production of Hydrocarbons comes from Wells located on or off of a Lease, and all tenements, hereditaments and appurtenances belonging to the Leases and Units;

(d)All contracts, agreements and instruments by which the Properties or any other Assets are bound or subject, or that relate to or are otherwise applicable to the Properties or such Assets, (in each case) to the extent and only to the extent applicable to the Properties (including Hydrocarbons produced therefrom), or such Assets (and not to the extent applicable to Sellers’ or any of their Affiliates’ other properties), including operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, exploration agreements, participation agreements, area of mutual interest agreements, exchange agreements, transportation or gathering agreements, saltwater disposal, treatment or transportation agreements, agreements for the sale and purchase of oil, gas or casinghead gas and processing agreements, including those identified on Schedule 1.2(d) (collectively, “Contracts”), provided that “Contracts” shall not include the instruments constituting the Leases;

(e)All easements (including subsurface easements), permits, licenses, servitudes, rights-of-way, saltwater disposal leases, surface leases, surface use agreements and other surface rights appurtenant to, and used or held for use in connection with the Properties or other Assets, whether part of the premises covered by the Leases or Units or otherwise, including those identified on Schedule 1.2(e) (collectively, “Surface Contracts”), but excluding any permits and similar rights to the extent transfer would result in a violation of applicable Law;

(f)All owned or leased personal property, equipment, fixtures, physical facilities, and surface and subsurface machinery used or held for use in connection with the operation, production, treating, storing, or transportation of Hydrocarbons from the Properties, including all such tanks, boilers, buildings, improvements, injection facilities, saltwater disposal facilities, compression facilities, treatment and processing facilities, flow lines, pipelines, gathering systems, Christmas trees, derricks, platforms, separators, compressors, gun barrels, overhead electric lines, poles, transformers, meters and similar items and including all rolling stock, pipes, casing, tubing, fittings and other spare parts, supplies, tools, warehouse stock, and material held as operating inventory, including those identified on Schedule 1.2(f) (collectively, “Equipment”);

(g)to the extent transferable, all Governmental Authorizations that have been granted or issued as of the Closing Date in connection with ownership or operation of the Properties;

(h)All Hydrocarbons in, on, or under, or that may be produced from or attributable to the Leases, Lands, or Wells from and after the Effective Time, including any such Hydrocarbons in inventory, storage, tanks, or lines, together with and subject to Imbalances associated with the Properties;

(i)Except to the extent constituting data covered by Section 1.2(j), all lease files, land files, well files, gas and oil sales contract files, gas processing and transportation files, division order files, abstracts, title opinions, land surveys, logs, maps, engineering data and reports, interpretive data, technical evaluations and technical outputs, and other books, records, data, files, and accounting and Tax records, including, but not limited to, records showing all funds payable to owners of working interests, royalties and overriding royalties and other interests in the Properties held in suspense by a Seller as of the Closing Date, in each case to the extent related to the Properties, or used or held for use in connection with the maintenance or operation thereof and in Sellers’ possession (the “Records”);

(j)To the extent transferable, and subject to Purchaser’s agreement to pay and the payment by Purchaser of all third party transfer and license fees, all geological and geophysical data (including all seismic data, as well as reprocessed data) related exclusively to the Properties, including those items identified in Schedule 1.2(j);

(k)All vehicles identified on Schedule 1.2(k);

(l)All Suspended Funds held by any Seller as of the Closing Date;

(m)all liens and security interests securing payment for the sale or other disposition of Hydrocarbons produced from or allocated to the Properties, including the security interests granted under applicable Uniform Commercial Code provisions, but only to the extent that such liens and security interests relate to the period from and after the Effective Time;

(n)to the extent transferable, all rights, claims and causes of action to the extent, and only to the extent, that such rights, claims or causes of action are associated with the Properties or other Assets as of the Closing Date and (i) relate to the period from and after the Effective Time or (ii) relate to both the period prior to the Effective Time and the Assumed Seller Obligations for which Purchaser is responsible, provided that, at Purchaser’s request, Sellers shall use their reasonable efforts to enforce, for the benefit of Purchaser, at Purchaser’s cost and expense, any right, claim or cause of action that would otherwise be transferred hereunder but is not transferable; and

(o)that certain tract of fee estate real property described on Exhibit A-3 (the “Fee Lands”).

Section 1.3Excluded Assets.

Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the transaction contemplated hereby (collectively, the “Excluded Assets”):

(a)except to the extent necessary to satisfy Sellers’ obligations under Section 7.1, (i) all corporate, financial, income and franchise tax and legal records of each Seller that relate to such Seller’s business generally (whether or not relating to the Assets), (ii) all books, records and files that relate to the Excluded Assets (but only to the extent related to the Excluded Assets), (iii) all geological and geophysical data not transferred by a Seller pursuant to Section 1.2(j), (iv) any books, records, data, files, logs, maps, evaluations, outputs, and accounting records to the extent disclosure or transfer would result in a violation of applicable Law, (v) computer or communications software or intellectual property (including tapes, codes, data and program documentation and all tangible manifestations and technical information relating thereto), (vi) attorney-client privileged communications and work product of each Seller’s or any of such Seller’s Affiliates’ legal counsel (other than title opinions), (vii) reserve studies and evaluations, (viii) records relating to the marketing, negotiation, and consummation of the sale of the Assets and (ix) copies of any other Records retained by a Seller pursuant to Section 1.5;

(b)except to the extent related to any Assumed Seller Obligation, all rights to any refund attributable to periods prior to the Effective Time related to the Excluded Seller Obligations or Taxes or other costs or expenses borne by Sellers or Sellers’ predecessors in interest;

(c)a Seller’s area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of such Seller’s business generally;

(d)those items listed in Schedule 1.3(d);

(e)except to the extent related to any Assumed Seller Obligation, all trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, pre-paid expenses and deposits, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time;

(f)all exchange traded futures contracts and over-the-counter derivative or hedge contracts of a Seller;

(g)all right, title and interest of Sellers in and to vehicles used in connection with the Assets, other than those identified on Schedule 1.2(k);

(h)all rights, titles, claims and interests of a Seller or any Affiliate of a Seller (i) to or under any policy or agreement of insurance or any insurance proceeds, except to the extent provided in Section 3.5, and (ii) to or under any bond or bond proceeds;

(i)subject to Section 12.5, any patent, patent application, logo, service mark, copyright, trade name or trademark of or associated with a Seller or any Affiliate of a Seller or any business of a Seller or of any Affiliate of a Seller; and

(j)all Retained Assets not conveyed to Purchaser pursuant to Section 7.7 and any Asset excluded pursuant to Section 3.4, Section 4.3(b) or Section 4.3(d).

Section 1.4Effective Time; Proration of Costs and Revenues.

(a)Subject to Section 1.5, possession of the Assets shall be transferred from Sellers to Purchaser at the Closing, but certain financial benefits and burdens of the Assets shall be transferred and assumed effective as of 7:00 A.M., local time, where the respective Assets are located, on December 1, 2025 (the “Effective Time”), as described below.

(b)Purchaser shall be entitled to all Hydrocarbon production from or attributable to the Properties at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time, and Purchaser shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred at and after the Effective Time. Sellers shall be entitled to all Hydrocarbon production from or attributable to the Properties prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and Sellers shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to the Effective Time.

(c)As used in this Agreement, the terms “earned” and “incurred” shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society (“COPAS”) standards, as applicable.

(d)As used in this Agreement, the term “Property Costs” means all costs attributable to the ownership and operation of the Assets incurred in the ordinary course of business (including without limitation costs of insurance relating specifically to the Assets and ad valorem, property, severance, Hydrocarbon production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding any other Taxes) and capital expenditures incurred in the ordinary course of business attributable to ownership and operation of the Assets (excluding lease bonuses, broker fees, other lease acquisition costs) and, where applicable, in accordance with the relevant operating or unit agreement, if any, overhead costs charged by an un-Affiliated third party to the Assets under the relevant operating or unit agreement, if any, and, to the extent a Seller or an Affiliate of a Seller operates a particular Asset, the amount set forth on Schedule 1.4 for such Asset; provided, however, that Property Costs shall exclude Losses attributable to (a) personal injury or death, property damage, or violation of any Law, (b) Assumed Seller Obligations related to Hazardous Materials and Environmental Liabilities, (c) plugging and abandonment obligations, (d) obligations with respect to Imbalances, and (e) Suspended Funds.

(e)For purposes of this Section 1.4, determination of whether Property Costs are attributable to the period before or after the Effective Time shall be based on when services are rendered, when the goods are delivered, or when the work is performed. For clarification, the date an item or work is ordered is not the date of a pre-Effective Time transaction for settlement purposes, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, shall be the relevant date. For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto), under this Section 1.4, (x) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Properties when such Hydrocarbons are placed into the storage facilities and (y) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Properties when such Hydrocarbons pass through the delivery point sales meters on the pipelines through which they are transported.

(f)Sellers shall utilize reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings or gauging and strapping data is not available.

Sellers shall provide to Purchaser, no later than five (5) Business Days prior to Closing, all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Purchase Price pursuant to Section 2.2 hereof that will be used to determine the Closing Payment. Property Costs (including for the avoidance of doubt, ad valorem Taxes that are not determined based upon units of Hydrocarbon produced and property taxes) that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at or after the Effective Time, except that Hydrocarbon production, severance and similar Taxes (including ad valorem Taxes that are determined based upon units of Hydrocarbon produced) shall be prorated based on the number of units actually produced, purchased or sold or proceeds of sale, as applicable, before, and at or after, the Effective Time. In each case, Purchaser shall be responsible for the portion allocated to the period at and after the Effective Time and Sellers shall be responsible for the portion allocated to the period before the Effective Time.

Section 1.5Delivery and Maintenance of Records.

Sellers shall deliver the Records (FOB at Sellers’ office) to Purchaser within five (5) Business Days following Closing. Purchaser shall be entitled to all original Records maintained by Sellers. Sellers shall be entitled to keep copies of all Records; provided, however, that from and after the Closing and except in connection with its obligations under this Agreement, each Seller shall not, and shall cause its respective Affiliates and its and their respective officers, directors, employees, agents, accountants, attorneys, investment bankers, consultants, advisors and other authorized representatives (with respect to each Seller, the “Subject Representatives”) not to, disclose, permit to be disclosed, use, permit to be used, copy or permit to be copied, the Records or any trade secrets or proprietary or confidential information to the extent relating to the Assets, except for (i) disclosures and uses required by applicable Law or stock exchange rules or of information that has become part of the public domain through no action of any Seller or any Subject Representative after the Closing, and (ii) disclosures to financial institutions or other third party in connection with the evaluation of financing or a sales or acquisition transaction provided that such financial institution or other third party is bound by a reasonable obligation of confidentiality covering such information. Purchaser shall preserve the Records in Purchaser’s offices in accordance with Purchaser’s record retention policy following the Closing and, subject to the foregoing confidentiality obligations, will allow each Seller and their respective representatives, consultants and advisors reasonable access, during normal business hours and upon reasonable notice, to the Records in order for a Seller to comply with a Tax or other legally required reporting obligation or Tax or legal dispute with an un-Affiliated third party for which such Seller is responsible. Any such access shall be at the sole cost and expense of such Seller.

Article 2
PURCHASE PRICE
Section 2.1Purchase Price.

The purchase price for the Assets (the “Purchase Price”) shall be $62,589,000, adjusted as provided in Section 2.2.

Section 2.2Adjustments to Purchase Price.

The Purchase Price for the Assets shall be adjusted in the manner specified below (without duplication), with all such amounts being determined in accordance with GAAP and COPAS standards, as applicable, in order to reach the “Adjusted Purchase Price”:

(a)Reduced by the aggregate amount of the following proceeds actually received by Sellers between (and including) the Effective Time and the Closing Date (with the period between and including the Effective Time up to the Closing Date referred to as the “Adjustment Period”): (i) all proceeds from the sale of Hydrocarbons and all products attributable thereto (net of any royalties, overriding royalties or other burdens on or payable out of production, gathering, processing and transportation costs and any production, severance, sales, excise or similar Taxes not reimbursed to Sellers by the purchaser of production) produced from or attributable to the Properties for the period after the Effective Time, and (ii) all other income, proceeds, receipts and credits earned with respect to the Assets for the period after the Effective Time;

(b)Reduced by the amount of all Property Costs and other costs attributable to the ownership and operation of the Assets for the period prior to the Effective Time which are paid by Purchaser, except any costs incurred as a result of any breach by Purchaser of this Agreement;

(c)Increased by the aggregate amount of the following proceeds actually received by Purchaser during the Adjustment Period: (i) all proceeds from the sale of Hydrocarbons and all products attributable thereto (net of any royalties, overriding royalties or other burdens on or payable out of production, gathering, processing and transportation costs and any production, severance, sales, excise or similar Taxes not reimbursed to Purchaser by the purchaser of production) produced from or attributable to the Properties for the period before the Effective Time, and (ii) all other income, proceeds, receipts and credits earned with respect to the Assets for the period before the Effective Time;

(d)Increased by the amount of all Property Costs and other costs attributable to the ownership and operation of the Assets for the period after the Effective Time which are paid by Sellers (including any overhead costs listed on Schedule 1.4 deemed charged to the Assets with respect to the Adjustment Period even though not actually paid), except (i) any Property Costs and other such costs already deducted in the determination of proceeds in Section 2.2(a), (ii) any costs incurred by Sellers in connection with curing any Title Defect or Environmental Defect or with respect to any casualty loss and (iii) any costs incurred as a result of any breach by any Sellers of this Agreement;

(e)Reduced to the extent provided in Section 7.7 with respect to Preference Rights and Retained Assets;

(f)(i) subject to the Individual Title Threshold and the Aggregate Defect Deductible, reduced by the Title Defect Amount with respect to each Title Defect for which the Title Defect Amount has been determined prior to Closing and (ii)  subject to the Individual Title Benefit Threshold and Aggregate Benefit Deductible, increased by the Title Benefit Amount with respect to each Title Benefit for which the Title Benefit Amount has been determined prior to Closing;

(g)Reduced to the extent provided in Section 4.3 for Environmental Defects or Assets retained by Sellers pursuant to Section 4.3;

(h)Reduced to the extent provided in Section 3.5 in connection with a casualty loss or governmental taking;

(i)Increased or reduced as mutually agreed upon in writing prior to Closing by Sellers and Purchaser;

(j)To the extent the proceeds from the sale thereof have not been received by Sellers, increased by the value of the amount of any and all Hydrocarbons stored in tanks above the load level and in pipelines above the sales meter attributable to the ownership and operation of the Assets that belong to Sellers as of the Effective Time (which value shall be computed by Sellers at the applicable third-party contract prices for the month of November 2025 for such stored Hydrocarbons);

(k)(i) Reduced by the product obtained by multiplying the aggregate amount of Unscheduled (Negative) Imbalances by $1.00 per mcf; and (ii) increased by the product obtained by multiplying the aggregate amount of Unscheduled (Positive) Imbalances by $1.00 per mcf;

(l)Reduced by the Deposit (as described in Section 2.4 below);

(m)Reduced by an amount equal to all Suspended Funds; and

(n)Each adjustment made pursuant to Section 2.2(a) shall serve to satisfy, up to the amount of the adjustment, Purchaser’s entitlement under Section 1.4 to Hydrocarbon production from or attributable to the Properties during the Adjustment Period, and to the value of other income, proceeds, receipts and credits earned with respect to the Assets during the Adjustment Period, and as such, Purchaser shall not have any separate rights to receive any Hydrocarbon production or income, proceeds, receipts and credits with respect to which an adjustment has been made. Similarly, the adjustment described in Section 2.2(d) shall serve to satisfy, up to the amount of the adjustment, Purchaser’s obligation under Section 1.4 to pay Property Costs and other costs attributable to the ownership and operation of the Assets which are incurred during the Adjustment Period.

Section 2.3Allocation of Purchase Price.

The Allocated Values are contained in Exhibit A-1 and Exhibit A-2. Purchaser shall be responsible for assigning the Allocated Values included on Exhibit A-1 and Exhibit A-2, subject to each Seller’s right to review the Allocated Values for reasonableness.

Section 2.4Deposit.

A deposit in the amount of $6,258,900 (together with all interest earned thereon, the “Deposit”) shall be paid to the Escrow Agent by wire transfer in immediately available funds on or before two (2) Business Days after execution of this Agreement by Purchaser, to be held in accordance with the Escrow Agreement and this Agreement. The Deposit shall be credited to the Purchase Price to be paid by Purchaser at the Closing. Except as provided in the following sentence, in the event the transaction contemplated hereby is not consummated in accordance with the terms hereof, Seller Representative and Purchaser shall instruct the Escrow Agent to release the Deposit to Sellers as liquidated damages and Sellers’ sole and exclusive remedy for the failure of the transaction to be consummated in accordance with the terms hereof. If the transaction contemplated hereby is not consummated due to (i) material breach of Sellers’ obligations hereunder, (ii) the failure of the conditions precedent to the obligations of Purchaser in Section 8.2 to be satisfied or waived in writing by Purchaser (and not caused by Purchaser’s actions or inactions), (iii) Sellers’ termination of this Agreement pursuant to Section 10.1(e), (iv) termination of the Agreement pursuant to Section 10.1(a), (v) Purchaser’s termination of this Agreement in accordance with Section 10.1(b), Section 10.1(d) or Section 10.1(f), or (vi) termination of the Agreement by Purchaser in accordance with Section 10.2(b), then Seller Representative and Purchaser shall instruct the Escrow Agent to release the Deposit to Purchaser.  Notwithstanding anything in this Agreement to the contrary, if Purchaser fails to deliver the Deposit to the Escrow Agent within two (2) Business Days following the execution of this Agreement, Sellers shall be entitled to immediately terminate this Agreement and pursue one or more of any and all remedies as may be available to Sellers at law or in equity, including specific performance.

Section 2.5Tax Allocation.

The Allocated Value shall apply to Sellers and Purchaser for purposes of Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) and shall be determined in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Tax Allocation”). If the Purchase Price or Adjusted Purchase Price is adjusted (or further adjusted) pursuant to this Agreement, the Tax Allocation shall be adjusted (or further adjusted) in a manner consistent with the procedures set forth in this Section 2.5 by Purchaser. Purchaser and Sellers shall file all Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) consistent with the Tax Allocation. Neither Purchaser nor Sellers shall take any Tax position inconsistent with such Tax Allocation and neither Purchaser nor Sellers shall agree to any proposed adjustment to the Tax Allocation by any Governmental Body without first giving the other party prior written notice; provided, however, that nothing contained herein shall prevent Purchaser or Sellers from settling any proposed deficiency or adjustment by any Governmental Body based upon or arising out of the Tax Allocation, and neither Purchaser nor Sellers shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Body challenging such Tax Allocation. Sellers and Purchaser shall promptly inform the other of any challenge by any Governmental Body to the Tax Allocation and agree to consult and keep the other informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

Article 3
TITLE MATTERS
Section 3.1Sellers’ Title.
(a)Except for the special warranty of title contained in the assignment and conveyance documents substantially in the form attached hereto as Exhibit B (the “Conveyance”) and Exhibit C (the “Deed”) to be delivered by Sellers to Purchaser at Closing, SELLERS MAKE NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO SELLERS’ TITLE TO ANY OF THE ASSETS AND PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT PURCHASER’S SOLE REMEDY FOR ANY DEFECT OF TITLE, INCLUDING ANY TITLE DEFECT,

WITH RESPECT TO ANY OF THE ASSETS SHALL BE PURSUANT TO THE PROCEDURES SET FORTH IN THIS ARTICLE 3 AND UNDER THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE CONVEYANCE AND THE DEED.
(b)If the Closing occurs, then effective as of the Closing Date, each Seller, jointly and severally, warrants Defensible Title to the Properties and the Fee Lands unto Purchaser against every Person whomsoever lawfully claiming by, through and under such Seller, but not otherwise, subject, however, to the Permitted Encumbrances.
Section 3.2Definitions of Title Matters.

As used in this Agreement, the term “Defensible Title” means that title of Sellers with respect to the Leases, Wells or other Assets, except for and subject to Permitted Encumbrances that as of the Effective Time and the Closing:

(a)Entitles Sellers to receive an interest (expressed as a percentage or decimal fraction) of the Hydrocarbons produced, saved and marketed from any Lease, Well or other Asset shown in Exhibit A-1 or Exhibit A-2, including the formation(s) set forth on Exhibit A-1 or Exhibit A-2 for such Lease, Well or other Asset (after satisfaction of all royalties, overriding royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons) (a “Net Revenue Interest”), throughout the period when such Lease, Well or other Asset is producing (including the formation(s) set forth on Exhibit A-1 or Exhibit A-2 for such Lease, Well or other Asset), of not less than the Net Revenue Interest shown in Exhibit A-1 or Exhibit A-2 for such Lease, Well or other Asset, except (solely to the extent that such actions do not cause a breach of Sellers’ covenants under Section 7.6(a)) for decreases in connection with those operations in which Sellers may from and after the date hereof become non-consenting co-owners, decreases resulting from the establishment or amendment from and after the date hereof of pools or units, and decreases required to allow other working interest owners to make up past underproduction of Hydrocarbons or pipelines to make up past underdeliveries of Hydrocarbons, and except as stated in Exhibit A-1 or Exhibit A-2;

(b)Obligates Sellers to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, any Lease, Well or other Asset shown in Exhibit A-1 or Exhibit A-2 (including the formation(s) set forth on Exhibit A-1 or Exhibit A-2 for such Lease, Well or other Asset) not greater than the “working interest” percentage shown in Exhibit A-1 or Exhibit A-2 for such Lease, Well or other Asset, without increase throughout the period when such Lease, Well or other Asset is producing (including the formation(s) set forth on Exhibit A-1 or Exhibit A-2 for such Lease, Well or other Asset), except as stated in Exhibit A-1 or Exhibit A-2 and except for increases from and after the date hereof resulting from contribution requirements with respect to non-consenting or defaulting co-owners under applicable operating agreements and increases that are accompanied by at least a proportionate increase in such Seller’s Net Revenue Interest;

(c)Entitles Sellers to Net Mineral Acres of not less than the Net Mineral Acres shown in Exhibit A-1 for such Lease;

(d)Is free and clear of liens, encumbrances, obligations, security interests, irregularities, pledges, or other defects; and

(e)Entitles Sellers to such rights that a reasonably prudent operator would believe are necessary for ownership, operation or economic benefit of such Leases, Wells or other Assets shown on Exhibit A-1 or Exhibit A-2 and are free and clear of any term, burden, restriction, requirement or imperfection that would result in a Material Adverse Effect.

As used in this Agreement, the term “Title Defect” means any of the following: any lien, charge, encumbrance, obligation (including contract obligation), defect, or other matter (including without limitation a discrepancy in Net Revenue Interest or working interest) that causes the applicable Seller not to have Defensible Title. Notwithstanding the foregoing, the following shall not be considered Title Defects:

(i)defects based solely on (1) lack of information in such Seller’s files, or (2) references to a document(s) if such document(s) is not in such Seller’s files, (in each case) unless information in the records of the applicable county reflect that any information in Seller’s files is incorrect;

(ii)defects arising out of lack of corporate or similar entity authorization unless Purchaser provides affirmative written evidence that causes Purchaser to reasonably believe that the action was not authorized and results in another Person’s superior claim of title;

(iii)defects based on failure to record any Lease issued by any state or federal Governmental Body, or any assignments of such Lease, (in each case) in the real property, conveyance or other records of the county in which such Lease is located;

(iv)defects based on a gap in a Seller’s chain of title in the county records as to a Lease or Leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in a Title Defect Notice;

(v)defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(vi)defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Purchaser provides affirmative evidence that causes Purchaser to reasonably believe that such failure or omission has resulted in another Person’s superior claim of title; and

(vii)defects that have been cured by applicable Laws of limitation or prescription.

As used in this Agreement, the term “Title Benefit” shall mean any right, circumstance or condition that operates to increase the Net Mineral Acres or Net Revenue Interest of  Sellers in any Lease, Well or other Asset shown on Exhibit A-1 or Exhibit A-2, without causing a greater than proportionate increase in Sellers’ working interest above that shown in Exhibit A-1 or Exhibit A-2 as of the Effective Time.

Section 3.3Definition of Permitted Encumbrances.

As used herein, the term “Permitted Encumbrances” means any or all of the following:

(a)Royalties and any overriding royalties, reversionary interests, net profit interests, production payments, carried interests, and other burdens on production, to the extent that any such burden does not reduce Sellers’ Net Revenue Interest below that shown in Exhibit A-1 or Exhibit A-2 or increase Sellers’ working interest above that shown in Exhibit A-1 or Exhibit A-2 without a proportionate increase in the corresponding Net Revenue Interest;

(b)All Leases, unit agreements, pooling agreements, operating agreements, Hydrocarbon production sales contracts, division orders and other contracts, agreements and instruments applicable to or affecting the Assets, to the extent that they do not, individually or in the aggregate, (i) reduce Sellers’ Net Revenue Interest below that shown in Exhibit A-1 or Exhibit A-2 or increase Sellers’ working interest above that shown in Exhibit A-1 or Exhibit A-2 without a proportionate increase in the corresponding Net Revenue Interest, (ii) reduce the Net Mineral Acres for any Lease below the Net Mineral Acres set forth on Exhibit A-1 for such Lease or (iii) detract in any material respect from the value of, or interfere in any material respect with the use, ownership or operation of, the Assets subject thereto or affected thereby (as currently used, owned and operated) and which would be considered acceptable by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties;

(c)Preference Rights applicable to this or any future transaction;

(d)Transfer Requirements applicable to this or any future transaction;

(e)Liens for current Taxes not yet due and payable;

(f)Any (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses which were incurred incidental to maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing oil, gas or other hydrocarbons therefrom or therein and (ii) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ or other similar liens, security interests or charges for liquidated amounts arising in the ordinary course of business to construction, maintenance, development, production or operation of the Assets or the production or processing of oil, gas or other hydrocarbons therefrom, (in each case) that are not delinquent (including any amounts being withheld as provided by Law) and that will be paid in the ordinary course of business;

(g)All rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the sale or conveyance of the Assets or interests therein pursuant to this or to any future transaction if they are not required and are not customarily obtained prior to such a sale or conveyance;

(h)Excepting circumstances where such rights have already been triggered, rights of notice or reassignment (or granting an opportunity to receive a reassignment) of a leasehold interest to the holders of such reassignment rights prior to surrendering or releasing such leasehold interest;

(i)Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, to the extent that they do not (i) reduce Sellers’ Net Revenue Interest below that shown in Exhibit A-1 or Exhibit A-2 or increase Sellers’ working interest above that shown in Exhibit A-1 or Exhibit A-2 without a proportionate increase in the corresponding Net Revenue Interest or (ii) detract in any material respect from the value of, or interfere in any material respect with the use, ownership or operation of, the Assets subject thereto or affected thereby (as currently used, owned and operated) and which would be considered acceptable by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties;

(j)Calls on Hydrocarbon production under existing Contracts that are listed on Schedule 1.2(d);

(k)All rights reserved to or vested in any Governmental Body to control or regulate any of the Assets in any manner, and all obligations and duties under all applicable Laws or under any franchise, grant, license or permit issued by any such Governmental Body;

(l)Any depth limitation expressly shown on Exhibit A-1 under the headings “Rights Being Reserved” or “Assigned Depths” to the extent that such depth limitation does not reduce Sellers’ Net Revenue Interest below that shown in Exhibit A-1 or Exhibit A-2 or increase Sellers’ working interest above that shown in Exhibit A-1 or Exhibit A-2 without a proportionate increase in the corresponding Net Revenue Interest;

(m)Imbalances associated with the Assets; and

(n)Liens granted under applicable joint operating agreements and other similar agreements for amounts that are not delinquent.

Section 3.4Notice of Title Defect Adjustments.

(a)To assert a claim of a Title Defect prior to Closing, Purchaser must deliver claim notices to Sellers (each a “Title Defect Notice”) on or before February 16, 2026 at 5:00 p.m. C.D.T. (the “Title Claim Date”); provided, however, that Purchaser agrees that, starting on the 30th day after execution of this Agreement, it shall furnish Sellers once at the end of every two (2) week period until the Title Claim Date with a preliminary Title Defect Notice if any officer of Purchaser or its Affiliates discovers or learns of any Title Defect during such two (2) week period, which notice may be preliminary in nature and supplemented prior to the expiration of the Title Claim Date; provided further that failure to provide preliminary notice of a Title Defect shall not prejudice Purchaser’s right to assert any Title Defect hereunder on or before the Title Claim Date. To be effective, each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect(s), (ii)  Leases, Units, Wells or other Assets in Exhibit A-1 or Exhibit A-2, as applicable, affected by the Title Defect (each a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of and extent of the alleged Title Defect(s) and the amount by which the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s), and (v) the amount by which Purchaser reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser’s belief is based. EXCEPT FOR

PURCHASER’S RIGHTS UNDER THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE CONVEYANCE AND DEED, AND PURCHASER’S RIGHTS FOR ANY BREACH BY SELLERS OF THEIR REPRESENTATIONS, WARRANTIES OR COVENANTS HEREUNDER, Purchaser shall be deemed to have waived its right to assert Title Defects of which SellerS haVE not been given A TITLE DEFECT notice PURSUANT TO THIS SECTION 3.4(a) on or before the Title Claim Date. For purposes hereof, the “Allocated Value” of an Asset shall mean the portion of the Purchase Price that has been allocated to a particular Lease, Unit, Well or other Asset in Exhibit A-1 or Exhibit A-2 as prepared by Purchaser and reviewed for reasonableness by Sellers.

(b)Sellers shall have the right, but not the obligation, to deliver to Purchaser on or before the Title Claim Date, with respect to each Title Benefit, a notice (a “Title Benefit Notice”), which notice to be effective shall include (i) a description of the alleged Title Benefit, (ii) the Leases, Wells or other Assets in Exhibit A-1 or Exhibit A-2 affected by such Title Benefit, (iii) the Allocated Value of each Lease, Well or other Asset in Exhibit A-1 or Exhibit A-2 subject to such Title Benefit, (iv) supporting documents reasonably necessary for Purchaser (as well as any title attorney or examiner hired by Purchaser) to verify the existence of and extent of such Title Benefit and the amount by which the Allocated Value of each affected Asset is increased by such Title Benefit, and (v) the amount by which Sellers reasonably believe the Allocated Value of each affected Asset is increased by such Title Benefit and the computations and information upon which Sellers’ belief is based.

(c)Sellers shall have the right, but not the obligation, to attempt, at their sole cost, to cure or remove Title Defects which Sellers have been advised in writing by Purchaser at any time prior to Closing (the “Cure Period”), unless the parties otherwise agree. Any asserted Title Defects which are cured within the Cure Period or waived in writing by Purchaser shall be deemed Permitted Encumbrances hereunder.

(d)Subject to the Individual Title Threshold and the Aggregate Defect Deductible, the Purchase Price shall be reduced by an amount agreed upon (“Title Defect Amount”) pursuant to Section 3.4(g) by Purchaser and Sellers as being the value of such Title Defect, taking into consideration the Allocated Value of the Property affected by such Title Defect, the portion of the Property affected by such Title Defect and the legal effect of such Title Defect on the Property affected thereby; provided, however, that the methodology, terms and conditions of Section 3.4(g) shall control any such determination. In the event that any Title Defect is not waived by Purchaser in writing or cured on or before Closing, and Sellers and Purchaser are unable to agree on the Title Defect Amount by the Scheduled Closing Date, then unless the Parties otherwise mutually agree in writing the dispute shall be resolved pursuant to the provisions of Section 3.4(k).

(e)Subject to the Individual Title Benefit Threshold and the Aggregate Benefit Deductible, with respect to each Lease, Unit, Well or other Asset in Exhibit A-1 or Exhibit A-2, as applicable, affected by Title Benefits reported under Section 3.4(b), the Purchase Price shall be increased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Lease, Unit, Well or other Asset in Exhibit A-1 or Exhibit A-2, as applicable, caused by such Title Benefits, as determined pursuant to Section 3.4(j). In the event that Purchaser and Sellers are unable to agree on the Title Benefit Amount, the affected Assets will nevertheless be conveyed to Purchaser at Closing with no increase to the Purchase Price for such Title Benefit, subject to Sellers’ right to a subsequent adjustment in the Purchase Price for such Title Benefit as may result under the provisions of Section 3.4(k), or as may otherwise be agreed to by the parties. Notwithstanding anything else herein to the contrary, Title Benefits shall exclusively be offset against the Title Defect Amount such that, to the extent that the Title Benefit Amount exceeds the Title Defect Amount, there shall be no increase to the Purchase Price by virtue of the Title Benefits.

(f)Section 3.4(d) shall be the exclusive right and remedy of Purchaser with respect to Title Defects asserted by Purchaser pursuant to Section 3.4(a). Section 3.4(e) shall be the exclusive right and remedy of Sellers with respect to Title Benefits asserted by Sellers pursuant to Section 3.4(b).

(g)The Title Defect Amount resulting from a Title Defect shall be the amount by which the Allocated Value of the Title Defect Property is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

(i)if Purchaser and Sellers agree on the Title Defect Amount, that amount shall be the Title Defect Amount;
(ii)if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect affecting the Title Defect Property;
(iii)if the Title Defect results from a Seller having a lesser Net Revenue Interest in such Title Defect Property than the Net Revenue Interest specified therefor in Exhibit A-1 or Exhibit A-2 and there is a proportional decrease in the working interest for the affected Title Defect Property, the Title Defect Amount shall be equal to the product obtained by multiplying the portion of the Purchase Price allocated to such Title Defect Property on Exhibit A-1 or Exhibit A-2 by a fraction, the numerator of which is the reduction in the Net Revenue Interest and the denominator of which is the Net Revenue Interest specified for such Title Defect Property in Exhibit A-1 or Exhibit A-2;
(iv)if the Title Defect results from a Seller owning fewer Net Mineral Acres in a Title Defect Property than represented on Exhibit A-1, the Title Defect Amount shall be equal to the portion of the Purchase Price allocated to such Title Defect Property on Exhibit A-1 multiplied by a fraction, (A) the numerator of which is the difference between the represented aggregate number of Net Mineral Acres shown on Exhibit A-1 covered by such Title Defect Property, and the actual aggregate number of Net Mineral Acres covered by such Title Defect Property, and (B) the denominator of which shall be the represented aggregate number of Net Mineral Acres shown on Exhibit A-1 for such Title Defect Property.
(v)if the Title Defect results from any matter not described in subsections (i), (ii) or (iii) above, the Title Defect Amount shall be an amount equal to the difference between the value of the Title Defect Property affected by such Title Defect with such Title Defect and the value of such Title Defect Property without such Title Defect (taking into account the portion of the Purchase Price allocated in Exhibit A-1 and Exhibit A-2 to such Title Defect Property and the cost to cure such Title Defect if such Title Defect is reasonably susceptible of being cured);
(vi)if a Title Defect is not effective or does not affect a Title Defect Property throughout the entire remaining productive life of such Title Defect Property, such fact shall be taken into account in determining the Title Defect Amount; and
(vii)notwithstanding anything to the contrary in this Article 3, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(h)The Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder. For example, if a lien affects more than one Title Defect Property or the curative work with respect to one Title Defect results (or is reasonably expected to result) in the curing of any other Title Defect affecting the same or another Title Defect Property, the amount necessary to discharge such lien or the cost and expense of such curative work shall be allocated among the Title Defect Properties so affected (in the ratios of the respective portions of the Purchase Price allocated to such Title Defect Properties) and the amount so allocated to a Title Defect Property shall be included only once in the Title Defect Amount.

(i)No Title Defect Amount shall be allowed on account of and to the extent that an increase in a Seller’s working interest in a Property has the effect of proportionately increasing such Seller’s Net Revenue Interest in such Property;

(j)The Title Benefit Amount for any Title Benefit shall mean, with respect to an affected Lease, Well or other Asset, the amount by which the value of the affected Lease, Well or other Asset is enhanced by virtue of such Title Benefit, which amount shall be determined as follows:

(i)If Purchaser and Sellers agree on the Title Benefit Amount, that agreed amount shall be the Title Benefit Amount.
(ii)If the Title Benefit results from a Seller having a greater Net Revenue Interest in such Lease, Well or other Asset than the Net Revenue Interest specified therefor in Exhibit A-1 or Exhibit A-2with a proportional increase in the working interest of the affected Lease, Well or other Asset, the Title Benefit Amount shall be equal to the product obtained by multiplying the portion of the Purchase Price allocated to such Lease, Well or other Asset in Exhibit A-1 or Exhibit A-2 by a fraction, the numerator of which is the increase in the Net Revenue Interest and the denominator of which is the Net Revenue Interest specified for such Lease, Well or other Asset in Exhibit A-1 or Exhibit A-2.

(iii) if the Title Benefit results from a Seller owning greater Net Mineral Acres in such Lease, Well or other Asset than represented on Exhibit A-1, the Title Benefit Amount shall be equal to the product obtained by multiplying the portion of the Purchase Price allocated to such affected Lease, Well or other Asset in Exhibit A-1 by a fraction, the numerator of which is the increase in the Net Mineral Acres and the denominator of which is the Net Mineral Acres specified for such Lease, Well or other Asset in Exhibit A-1.

(iv)If the Title Benefit results from any matter not described in subsections (i), (ii) or (iii) above, the Title Benefit Amount shall be an amount equal to the difference between the value of the Property affected by such Title Benefit and the value of such Property without such Title Benefit (taking into account the portion of the Purchase Price allocated in Exhibit A-1 or Exhibit A-2 to such Property).

(v)In determining the amount of Title Benefit Amounts, the principles and methodology set forth in Section 3.4(g) shall generally be applied, mutatis mutandis.

(k)Sellers and Purchaser shall attempt in good faith to agree on all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts prior to the Scheduled Closing Date. If Seller and Purchaser are unable to agree by the Scheduled Closing Date, the Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved pursuant to this Section 3.4(k); in addition, should the parties dispute whether or not any Title Defect has been cured by Sellers, such dispute shall be exclusively and finally resolved pursuant to this Section 3.4(k), in each case as follows:

(i)There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years’ experience in oil and gas titles involving properties in the regional area in which the relevant Properties are located and who shall not have performed professional services for either party or any of their respective Affiliates during the previous three (3) years, as selected by mutual agreement of Purchaser and Sellers within fifteen (15) Business Days after the Scheduled Closing Date (and absent such agreement, by the Houston office of the American Arbitration Association) (the “Title Expert”). Within ten (10) Business Days following the selection of the Title Expert, each of Purchaser, on the one hand, and Sellers, on the other hand, shall submit to the Title Expert written explanations of their respective positions in the disputed title matters. The Title Expert’s determination shall be made within fifteen (15) Business Days after submission of the title matters in dispute and shall be final and binding upon all parties, without right of appeal. In making his determination, the Title Expert shall be bound by the provisions of this Article 3, and may consider such other matters as in the opinion of the Title Expert are necessary or helpful to make a proper determination. The Title Expert may allow the parties to make written submissions of their positions in the manner and to the extent the Title Expert deems appropriate, and the Title Expert may call on the parties to submit such other materials as the Title Expert deems helpful and appropriate to resolution of the dispute. Additionally, the Title Expert may consult with and engage disinterested third parties to advise the Title Expert, including without limitation petroleum engineers. The Title Expert shall act as an expert for the limited purpose of determining the specific disputed title matters submitted by either party and may not award damages, interest or penalties to any party with respect to any matter. Sellers and Purchaser shall each bear their own legal fees and other costs of presenting its case. The costs and expenses of the Title Expert shall be borne and paid one-half by Sellers and one-half by Purchaser, including any costs incurred by the Title Expert that are attributable to such third party consultation.

(ii)Any Title Defect Amounts alleged by Purchaser that are applicable to the disputed title matters that are not resolved prior to the Scheduled Closing Date will nevertheless be conveyed to Purchaser at Closing with no reduction in the Purchase Price for any such Title Defect and a portion of the Purchase Price equal to the disputed Title Defect Amount alleged by Purchaser shall be placed in escrow by Purchaser pursuant to an escrow agreement substantially in the same form as the Escrow Agreement among Purchaser, Seller Representative and Escrow Agent. Sellers shall have one hundred twenty (120) days after Closing in which to cure the Title Defect with respect to such retained Property and related Assets. If the Title Defect(s) related to such Title Defect Properties is timely cured to the reasonable satisfaction of Purchaser, then ten (10) Business Days following the date that the Title Defect is cured Purchaser and Sellers shall instruct the Escrow Agent to pay to Sellers the full Title Defect Amount for such Assets held in escrow. In the event that Sellers are unable to cure the Title Defect with respect to any Property and related Assets within one hundred twenty (120) days after Closing to the reasonable satisfaction of Purchaser, then Purchaser shall retain the Property and related Assets affected thereby and, subject to Section 3.4(k)(iii), Purchaser and Sellers shall instruct the Escrow Agent to pay to Purchaser the full Title Defect Amount for such Assets held in escrow. The Purchase Price shall be subject to a further subsequent adjustment for any such Title Defect upon the resolution of such disputed title matters pursuant to Section 3.4(k)(i) or as may be otherwise be mutually agreed by the parties. Upon such resolution of such disputed title matters pursuant to Section 3.4(k)(i), then (A) Purchaser and Seller Representative shall instruct Escrow Agent to deliver to Sellers the amount, if any, so awarded by the Title Expert to Sellers, plus interest accrued on such amount pursuant to the terms of the Escrow Agreement, if any, and (B) Purchaser and Seller Representative shall instruct Escrow Agent to pay to Purchaser the amount, if any, so awarded by the Title Expert to Purchaser, plus interest accrued on such amount pursuant to the terms of the Escrow Agreement, if any.

(iii)If any title disputed matter under this Article 3 relates to whether or not any Title Defect has been cured post-Closing pursuant to Section 3.4(k)(ii), then such title disputed matter shall be resolved pursuant to the determination of the Title Expert pursuant to Section 3.4(k)(i).

(l)Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Sellers for any individual uncured Title Defect affecting a Title Defect Property for which the Title Defect Amount therefor does not exceed $35,000 (“Individual Title Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Sellers for uncured Title Defects unless the aggregate Title Defect Amounts attributable to all uncured Title Defects, taken together with the aggregate Environmental Defect Amounts attributable to all uncured Environmental Defects, exceeds a deductible in an amount equal to 1.5% of the unadjusted Purchase Price (“Aggregate Defect Deductible”), after which point adjustments to the Purchase Price or other remedies shall be made available to Purchaser only with respect to uncured Title Defects and uncured Environmental Defects where the aggregate Title Defect Amounts and Environmental Defect Amounts are in excess of such Aggregate Defect Deductible; for the avoidance of doubt, Title Defect Amounts and Environmental Defect Amounts which do not meet the Individual Title

Threshold and the Individual Environmental Threshold shall not be included in reaching the Aggregate Defect Deductible.

(m)Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price for any individual Title Benefit for a Property for which the Title Benefit Amount therefor does not exceed $35,000 (“Individual Title Benefit Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price for Title Benefits unless the aggregate Title Benefits attributable to all Title Benefits exceeds a deductible in an amount equal to 1.5% of the unadjusted Purchase Price (“Aggregate Benefit Deductible”), after which point adjustments to the Purchase Price shall be made available to Sellers only with respect to Title Benefits where the aggregate Title Benefit Amounts are in excess of such Aggregate Benefit Deductible; for the avoidance of doubt, Title Benefit Amounts which do not meet the Individual Title Benefit Threshold shall not be included in reaching the Aggregate Benefit Deductible.

Section 3.5Casualty or Condemnation Loss.

(a)From and after the Effective Time, but subject to the provisions of Section 3.5(b), Purchaser shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including but not limited to the watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of personal property due to ordinary wear and tear with respect to the Assets.

(b)If, prior to the Closing Date, all or a material part of any of the Assets are damaged or destroyed by fire, flood, storm or other casualty or are taken in condemnation or under the right of eminent domain, or if proceedings for such purposes shall be pending or threatened, Sellers shall promptly notify Purchaser in writing of the nature and extent of such casualty loss or government taking and Sellers’ estimate of the cost required to repair or replace that portion of the Assets affected by the casualty loss or value of the Assets taken or threatened to be taken by the government. If all or any portion of the Assets are affected by a casualty loss or government taking, the Purchase Price will be adjusted downward by the agreed cost required to repair or replace that portion of the Assets affected by the casualty loss or the agreed value of the Assets taken or threatened to be taken by the government, and the parties will proceed with Closing, subject to the other terms and conditions of this Agreement; provided that if the parties mutually agree, in lieu of adjustments to the Purchase Price, Sellers shall (i) pay over to Purchaser: (A) all insurance proceeds payable to Sellers with respect to any such casualty loss (if applicable), (B) all sums paid to Sellers by third parties by reason of any such casualty loss (if applicable), and (C) all compensation paid to Sellers with respect to any such government taking (if applicable), and (ii) assign to Purchaser any and all claims that Seller may have against any third party with respect to such casualty loss or government taking, as applicable.

Section 3.6Limitations on Applicability.

The right of Purchaser to assert a Title Defect under this Agreement and Sellers’ rights to assert a Title Benefit under this Agreement shall terminate as of the Title Claim Date, provided there shall be no termination of (a) Purchaser’s or Sellers’ rights under Section 3.4 with respect to any bona fide Title Defect properly reported in a Title Defect Notice or bona fide Title Benefit Claim properly reported in a Title Benefit Notice on or before the Title Claim Date, and (b)

Purchaser’s rights under the special warranty of title contained in the Conveyance or Deed, or with respect to any breach by Sellers of any of their representations, warranties or covenants hereunder.

Section 3.7Government Approvals Respecting Assets.

(a)Federal and State Approvals. Purchaser shall, within thirty (30) days after Closing and at Purchaser’s own expense, file for approval with the applicable Governmental Bodies all assignment documents and other state and federal transfer documents required to effectuate the transfer of the Assets representing state or federal Leases or other Lands. Purchaser further agrees, promptly after Closing, to take all other actions reasonably required of Purchaser by federal or state agencies having jurisdiction to obtain all requisite regulatory approvals with respect to this transaction with respect to Assets representing state or federal Leases or other Lands, and to use its commercially reasonable efforts to obtain such approval by such federal or state agencies, as applicable, of Sellers’ assignment documents requiring such federal or state approval in order for Purchaser to be recognized by the federal or state agencies as the owner of the Assets representing state or federal Leases or other Lands. Purchaser shall provide each Seller with approved copies of such assignment documents and other state and federal transfer documents, as soon as they are available.

(b)Title Pending Governmental Approvals. Until all of the governmental approvals provided for in Section 3.7(a) have been obtained, the following shall occur with respect to the affected portion of the Assets representing state or federal Leases or other Lands:

(i)Sellers shall continue to hold record title to the affected Leases and other affected portion of the Assets as nominee for Purchaser;

(ii)Purchaser shall be responsible for all Assumed Seller Obligations with respect to the affected Leases and other affected portion of the Assets as if Purchaser was the record owner of such Leases and other portion of the Assets as of the Effective Time;

(iii)Sellers shall act as Purchaser’s nominee but shall be authorized to act only upon and in accordance with Purchaser’s instructions, and Sellers shall have no authority, responsibility or discretion to perform any tasks or functions with respect to the affected Leases and other affected portion of the Assets other than those which are purely administrative or ministerial in nature, unless otherwise specifically requested and authorized by Purchaser in writing;

(iv)Sellers shall not be obligated to incur any expenses in Sellers’ capacity as nominee for the benefit of Purchaser under this Section 3.7(b), and, provided that Sellers give Purchaser prior written notice of any expenses that Sellers are required to incur to comply with their obligations under the applicable Leases or applicable Law, Purchaser agrees to pay or reimburse Sellers for any such expenses promptly upon receiving notice thereof; and

(v)For purposes of Article 11, Sellers and Purchaser shall treat and deal with such affected Leases and other affected portions of the Assets as if full legal and equitable title to the same had passed from Sellers to Purchaser at Closing.

Article 4
ENVIRONMENTAL MATTERS
Section 4.1Assessment.

From and after the date of execution of this Agreement until the Closing Date, each Seller shall afford to Purchaser and Purchaser’s Representatives access to the Assets, including the Records in accordance with Section 7.1. Upon reasonable notice to Sellers, Purchaser shall be entitled to conduct a Phase I environmental property assessment of the Assets that satisfies the basic assessment requirements set forth under the current American Society for Testing and Material Standard Practice for Phase I environmental property assessments but such Phase I environmental property assessment shall not include any environmental sampling or testing (the “Phase I Assessment” or “Phase I, “ whether one or more). The Phase I Assessment and Purchaser’s other diligence activities shall be conducted at the sole cost, risk and expense of Purchaser, and shall be subject to the indemnity provisions of Section 4.4. Each Seller or its respective designee shall have the right to accompany Purchaser and Purchaser’s Representatives whenever they are onsite on Assets. Notwithstanding anything herein to the contrary, Purchaser shall not have access to, and shall not be permitted to conduct any environmental due diligence (including all or any part of the Phase I Assessments) with respect to any Assets where Sellers or their Affiliates do not have the authority to grant access for such due diligence; provided, however, Sellers and their Affiliates shall use their commercially reasonable efforts to obtain permission from any other Person to allow Purchaser and Purchaser’s Representatives such access and the ability to conduct environmental due diligence in accordance herewith and as long as Sellers and their Affiliates have exercised such commercially reasonable efforts, Sellers shall have no liability to Purchaser for failure to obtain any such other Person’s permission. Notwithstanding anything herein to the contrary, Purchaser shall not have the right to conduct any Phase II environmental property assessments or such other activities intended to constitute the conduct of “all appropriate inquiries” under 30 CFR Part 312. Purchaser and Sellers shall maintain, and shall cause their respective officers, employees, representatives, consultants and advisors to maintain, all information obtained by Purchaser pursuant to any Phase I or other due diligence activity as strictly confidential until the Closing occurs (and thereafter, with respect to Sellers if Closing occurs), unless disclosure of any facts discovered through such Phase I or other due diligence activity is required under any Laws. Purchaser shall provide each Seller with a copy of the final version of all environmental reports prepared by, or on behalf of, Purchaser with respect to any Phase I activity conducted on the Properties and Fee Lands. In the event that any necessary disclosures under applicable Laws are required with respect to matters discovered by any Phase I activity conducted by, for or on behalf of Purchaser, Purchaser agrees that Sellers shall be the responsible parties for disclosing such matters to the appropriate Governmental Bodies; provided that, if Sellers fail to promptly make such disclosure and Purchaser or any of its Affiliates is legally obligated to make such disclosure, Purchaser or any such Affiliate shall have the right to fully comply with such legal obligation.

Section 4.2NORM, Wastes and Other Substances.

Purchaser acknowledges that the Assets have been used for the exploration, development, and production of Hydrocarbons and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Properties or associated with the Assets.

Equipment and sites included in the Assets may contain Hazardous Materials, including NORM. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on, in or under the Properties or included in the Assets may contain Hazardous Materials, including NORM. Hazardous Materials, including NORM, may have come in contact with various environmental media, including without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media and Hazardous Materials, including NORM, from the Assets.

Section 4.3Environmental Defects.

(a)If, as a result of its investigation pursuant to Section 4.1, Purchaser determines that with respect to the Assets, there exists an Environmental Liability with respect to any Asset (other than with respect to NORM) (in each case an “Environmental Defect”), then on or prior to February 16, 2026 at 5:00 p.m. C.D.T. (the “Environmental Claim Date”), Purchaser may notify each Seller in writing of such Environmental Defect (an “Environmental Defect Notice”). EXCEPT WITH RESPECT TO PURCHASER’S RIGHTS FOR ANY BREACH BY SELLERS OF THEIR REPRESENTATIONS SET FORTH IN SECTION 5.7 OR SECTION 5.9 OR ANY BREACH BY SELLERS OF THEIR COVENANTS HEREUNDER, FOR ALL PURPOSES OF THIS AGREEMENT, PURCHASER SHALL BE DEEMED TO HAVE WAIVED ANY ENVIRONMENTAL DEFECT WHICH PURCHASER FAILS TO ASSERT AS AN ENVIRONMENTAL DEFECT BY AN ENVIRONMENTAL DEFECT NOTICE RECEIVED BY EACH SELLER ON OR BEFORE THE ENVIRONMENTAL CLAIM DATE. To be effective, each such notice must set forth (i) a description of the matter constituting the alleged Environmental Defect, (ii) the Leases, Wells and associated Assets affected by the Environmental Defect, (iii) the estimated Lowest Cost Response to eliminate the Environmental Defect in question (the “Environmental Defect Amount”), and (iv) supporting documents reasonably necessary for Sellers to verify the existence of the alleged Environmental Defect and the Environmental Defect Amount. Purchaser agrees that, starting on the 30th day after execution of this Agreement, it shall furnish Sellers once at the end of every two (2) week period until the Environmental Claim Date with a preliminary Environmental Defect Notice if any officer of Purchaser or any of its Affiliates discovers or learns of any Environmental Defect during such two (2) week period, which notice may be preliminary in nature and supplemented prior to the expiration of the Environmental Claim Date; provided further that failure to provide preliminary notice of an Environmental Defect shall not prejudice Purchaser’s right to assert any Environmental Defect hereunder on or before the Environmental Claim Date.

(b)Sellers shall have the right, but not the obligation, to cure any Environmental Defect before Closing or, provided that the parties shall have mutually agreed to the general plan of remediation with respect to such Environmental Defect and the time period by which such remediation shall take place, after Closing. If Sellers disagree with any of Purchaser’s assertions with respect to the existence of an Environmental Defect or the Environmental Defect Amount or the cure thereof prior to the Scheduled Closing Date, Purchaser and Sellers will attempt to resolve the dispute prior to the Scheduled Closing Date. If such dispute or any dispute among the parties on whether or not any Environmental Defect has been cured by Sellers by the Scheduled Closing Date (unless the parties have mutually agreed to allow Sellers to cure such Environmental Defect after Closing), then such matters remaining in dispute shall be exclusively and finally resolved pursuant to this Section 4.3(b) as follows:

(i)The parties shall submit such dispute to an environmental consultant approved in writing by Sellers and Purchaser (and absent such mutual approval, appointed by the Houston office of the American Arbitration Association) that is experienced in environmental corrective action at oil and gas properties in the regional area where the relevant Properties are located and that shall not have performed professional services for either party or any of their respective Affiliates during the previous three (3) years (the “Independent Expert”). Within ten (10) Business Days following the selection of the Independent Expert, each of Purchaser, on the one hand, and Sellers, on the other hand, shall submit to the Independent Expert written explanations of their respective positions in the disputed environmental matters. The Independent Expert may elect to conduct the dispute resolution proceeding by written submissions from Purchaser and Sellers with exhibits, including interrogatories, supplemented with appearances by Purchaser and Sellers, if necessary, as the Independent Expert may deem necessary. After the parties and Independent Expert have had the opportunity to review all such submissions, the Independent Expert shall call for a final, written offer of resolution from each party. The Independent Expert shall render its decision within fifteen (15) Business Days of receiving such offers by selecting one or the other of the offers, or by crafting a decision that represents a compromise between the two offers.

(ii)The Environmental Defect Amounts alleged by Purchaser that are applicable to the disputed Environmental matters that are not resolved prior to the Scheduled Closing Date shall be retained by Sellers at Closing, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Assets. If the Allocated Value of the Asset so held back from the initial Closing is greater than the Environmental Defect Amount determined by the Independent Expert or agreed by the parties, then such Asset will be conveyed to Purchaser (subject to the satisfaction of the conditions set forth in Section 8.2 with respect to such Asset) at a delayed Closing (which shall become the new Closing Date with respect to such Asset) within ten (10) Business Days following the date that the Independent Expert delivers written notice to Purchaser and Sellers of his award with respect to such Environmental Defect and/or Environmental Defect Amount, at which time Purchaser shall pay to Sellers the full Allocated Value of the Asset less such Environmental Defect Amount (as adjusted pursuant to Section 2.2 through the new Closing Date therefor with respect to such Asset). If the Allocated Value of the Asset so held back from the initial Closing is less than the Environmental Defect Amount determined by the Independent Expert, then such Asset will be retained by Seller, such Asset will become an Excluded Asset hereunder and Purchaser shall have no further obligation to purchase such Asset.

(c)The Independent Expert may not award damages, interest or penalties to either party with respect to any matter. The decision of the Independent Expert shall be final and binding upon all parties, without right of appeal. Sellers and Purchaser shall each bear its own legal fees and other costs of presenting its case to the Independent Expert. The costs and expenses of the Independent Expert shall be borne and paid one-half by Sellers and one-half by Purchaser.

(d)Subject to Section 4.3(b) and the following provisions of this Section 4.3(d), the parties shall adjust the Purchase Price to reflect the Environmental Defect Amounts, as agreed by the parties or as determined by the Independent Expert, as applicable, for all uncured Environmental Defects; provided that, notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price for any individual uncured Environmental Defect (affecting one or more Assets) for which the Environmental Defect Amounts therefor do not exceed $35,000 (“Individual Environmental Threshold”); (ii) if the parties agree or the Independent Expert determines that the Environmental Defect Amount with respect to any Asset exceeds the Allocated Value thereof, then Sellers shall retain the affected Asset, such Asset will become an Excluded Asset hereunder, the Purchase Price shall be reduced by the Allocated Value of such Asset and Purchaser shall have no further obligation to purchase such Asset, (iii) if the Environmental Defect Amounts for all Environmental Defects affecting any Asset,  when combined with the Title Defect Amounts for all Title Defects affecting the same Asset, exceeds the Allocated Value of such affected Asset then Sellers shall retain the affected Asset, such Asset will become an Excluded Asset hereunder, the Purchase Price shall be reduced by the Allocated Value of such Asset and Purchaser shall have no further obligation to purchase such Asset, and (iv) in no event shall there be any adjustments to the Purchase Price for any uncured Environmental Defect unless the aggregate Environmental Defect Amounts attributable to all such Environmental Defects, taken together with the aggregate Title Defect Amounts attributable to all uncured Title Defects, exceed the Aggregate Defect Deductible, after which point Purchaser shall be entitled to adjustments to the Purchase Price or other remedies only with respect to uncured Title Defects and uncured Environmental Defects where the aggregate Title Defect Amounts and Environmental Defect Amounts attributable thereto are in excess of such Aggregate Defect Deductible; for the avoidance of doubt, Title Defect Amounts and Environmental Defect Amounts which do not meet the Individual Title Threshold and the Individual Environmental Threshold shall not be included in reaching the Aggregate Defect Deductible.

Section 4.4Inspection Indemnity.

PURCHASER HEREBY AGREES TO DEFEND, INDEMNIFY, RELEASE, PROTECT, SAVE AND HOLD HARMLESS THE SELLER INDEMNIFIED PERSONS FROM AND AGAINST ANY AND ALL LOSSES ARISING OUT OF, OR RELATING TO, ANY DUE DILIGENCE ACTIVITY CONDUCTED ON THE ASSETS BY PURCHASER OR ITS AGENTS OR REPRESENTATIVES, WHETHER BEFORE OR AFTER THE EXECUTION OF THIS AGREEMENT, REGARDLESS OF FAULT. The indemnity obligation set forth in this Section 4.4 shall survive the Closing or termination of this Agreement.

Article 5
REPRESENTATIONS AND WARRANTIES OF SELLERS
Section 5.1Generally.

(a)Inclusion of a matter on a Schedule to a representation or warranty which addresses matters possibly having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Likewise, the inclusion of a matter on a Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be disclosed on a Schedule or Exhibit to this Agreement for purposes of information only. Nothing in the Schedules of Sellers is intended to broaden the scope or effect of any representation or warranty contained in this Agreement. Nothing in the Schedules constitutes an admission of any liability or obligation to any third party, or an admission to any third party against the interest of Sellers. In disclosing information pursuant to the Schedules, no Seller waives any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine.

(b)Subject to the foregoing provisions of this Section 5.1, the disclaimers and waivers contained in Sections 11.9 and the other terms and conditions of this Agreement, Sellers, jointly and severally, represent and warrant to Purchaser the matters set out in the remainder of this Article 5.

Section 5.2Existence and Qualification.

HEPI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as corporation where the Assets it owns are located. Halcón Permian is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as corporation where the Assets it owns are located. HOCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is duly qualified to do business as a corporation where the Assets it owns are located. HFS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as corporation where the Assets it owns are located.

Section 5.3Power.

Each Seller has the power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 5.4Authorization and Enforceability.

The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller (and all documents required hereunder to be executed and delivered by any Seller at Closing will be duly executed and delivered by such Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of each Seller, enforceable against each Seller in accordance with their terms subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws of general application with respect to creditors and (ii) general principles of equity.

Section 5.5No Conflicts.

Subject to compliance with or waiver of the Preference Rights and Transfer Requirements set forth in Schedule 5.13(a) and Schedule 5.13(b) and the HSR Act (if applicable), the execution, delivery and performance of this Agreement by each Seller, and the transactions contemplated by this Agreement will not (i) violate any provision of the certificate of formation or incorporation, as applicable, bylaws or limited liability company agreement or any similar governing document of any Seller, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract or agreement to which any Seller is a party or which affect the Assets, (iii) violate any judgment, order, ruling, or decree applicable to any Seller as a party in interest, (iv) violate any Laws applicable to any Seller or any of the Assets, except for (a) rights to consent by, required notices to, filings with, approval or authorizations of, or other actions by any Governmental Body where the same are not required prior to the assignment of the related Asset and that are customarily obtained subsequent to the sale or conveyance thereof and (b) any matters described in clauses (ii), (iii) or (iv) above which would not have a Material Adverse Effect.

Section 5.6Liability for Brokers’ Fees.

Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of any Seller or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 5.7Litigation.

With respect to the Assets and any Seller’s or any of its Affiliates’ ownership, operation, development, maintenance, or use of any of the Assets, except as set forth in: (i)  Schedule 5.7(a), no proceeding, arbitration, action, suit, pending settlement, or other legal proceeding of any kind or nature before or by any Governmental Body (each, a “Proceeding,” and collectively “Proceedings”) (including any take-or-pay claims) to which such Seller or any of its Affiliates is a party is pending or, to such Seller’s Actual Knowledge, threatened in writing against such Seller or any of its Affiliates; and (ii) Schedule 5.7(b), to Sellers’ Actual Knowledge, no Proceeding or investigation to which such Seller is not a party which relates to the Assets is pending or threatened.

Section 5.8Taxes and Assessments.

(a)All Tax reports, returns, statements (including estimated reports, returns or statements), and other similar filings related to the Assets (the “Tax Returns”) with respect to such Taxes have been timely filed with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all such Taxes have been timely paid in full, and no Seller is delinquent in the payment of such Taxes.

(b)Except for the matters listed under Schedule 5.8 (and any related Proceedings), with respect to all Taxes related to the Assets, (i) there are not currently in effect any extensions or waivers of any statute of limitations of any jurisdiction regarding the assessment or collection of any such Tax; (ii) there are no Proceedings pending or, to Sellers’ knowledge, threatened against the Assets or such Seller by any Governmental Body; (iii) there are no claims by any Governmental Body having or purporting to exercise jurisdiction with respect to any Tax in a jurisdiction where any Seller does not file Tax Returns that the applicable Seller is or may be subject to taxation by that jurisdiction; and (iv) there are no Tax liens on any of the Assets except for statutory liens for Taxes not yet due and payable. No Asset is subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.

Section 5.9Compliance with Laws.

(a)Except as disclosed on Schedule 5.9, the Assets are, and the ownership, operation, development, maintenance, and use of any of the Assets are, in compliance with the provisions and requirements of all Laws applicable to the Assets, except where the failure to so comply would not have a Material Adverse Effect. Except as disclosed on Schedule 5.9, (i) no Seller has received any written notice that the Assets are not in compliance with any Environmental Laws, except for such non-compliance which would not have a Material Adverse Effect, and (ii) no Seller has received any written notice of any claims with respect to Environmental Liabilities with respect to the Assets or any demands to clean-up any portion of the Assets, except for such claims or demands which would not have a Material Adverse Effect. Notwithstanding the foregoing, except as set forth in Section 5.7 and this Section 5.9, Seller makes no representation or warranty, express or implied, relating to any Environmental Liabilities or Environmental Laws.

(b)With respect to the Assets, (i) no Seller has entered into, and no Seller became subject to, any material agreements, consents, orders, decrees, judgments, license or permit conditions, or other directives of any Governmental Body based on any Environmental Laws that relate to the current or future use of any of the Assets and that require any remediation or other change in the present conditions of any of the Assets, and (ii) no Seller nor, to Seller’s knowledge, any other prior owner of any of the Assets has entered into or become subject to any material agreements, consents, orders, decrees, judgments, license or permit conditions, or other directives of any Governmental Body based on any Environmental Laws that relate to the current or future use of any of the Assets and that require any remediation or other change in the present conditions of any of the Assets.

Section 5.10Contracts.

All Material Contracts are included within the list of Contracts in Schedule 1.2(d). Sellers are in material compliance with and, to Sellers’ knowledge, all counterparties are in material compliance with, all Material Contracts, except as disclosed on Schedule 5.10. Except as set forth on Schedule 5.10 and except for such matters that would not, individually or in the aggregate, have a Material Adverse Effect, no event has occurred that with notice or lapse of time or both would constitute any default under any such Material Contract by any Seller or, to Sellers’ knowledge, by any other Person who is a party to such Material Contract related to the Assets. Prior to the execution of this Agreement, Sellers made available to Purchaser true and complete copies of each Material Contract and all amendments thereto. No Seller has received or given any unresolved written notice of default, amendment, waiver, price redetermination, market out, curtailment or termination with respect to any Material Contract related to the Assets.  “Material

Contracts” means any of the following types of Contracts: (a) any Contract that could reasonably be expected to result in aggregate payments or receipts of revenues by Sellers or Purchaser with respect to the Assets of more than $100,000 during the current or any subsequent year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues); (b) any Hydrocarbon purchase and sale, gathering, transportation, processing or similar Contract unless terminable by each party without penalty on 30 days or less notice; (c) any Contract that constitutes a non-competition agreement or any agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, any Seller conducts business, including area of mutual interest Contracts; (d) any Contract with any Affiliate of any Seller which will be binding on Purchaser after the Effective Time and will not be terminable by Purchaser within 30 days or less notice; (e) any Contract that contains a call on production; (f) any Contract that is a joint venture agreement, partnership agreement, contribution agreement, joint operating agreement, unit operating agreement, farmout agreement, farmin agreement, participation agreement, exploration agreement, development agreement, or similar agreement; (g) any Contract that contains any take-or-pay, advance payment or other similar provisions that would require the delivery of Hydrocarbons, or the proceeds from the sale thereof, attributable to the Assets at some future time without receiving payment therefor at the time of delivery; (h) any Contract that requires the posting of material bonds, letters of credit, guarantees, and other forms of financial assurance; (i) any Contract that constitutes a lease under which a Seller is the lessor or the lessee of real or personal property which lease (A) cannot be terminated by Seller without penalty upon thirty (30) days or less notice and (B) involves an annual base rental of more than $50,000 (net to Seller’s interest); and (j) any Contract to sell, lease, exchange, transfer, or otherwise dispose of all or any part of the Assets.

Section 5.11Payments for Hydrocarbon Production.

Except as set forth on Schedule 5.11,

(a)All rentals, royalties, excess royalty, overriding royalty interests, Hydrocarbon production payments, and other payments due and payable by any Seller to overriding royalty interest holders and other interest owners under or with respect to the Assets and the Hydrocarbons produced therefrom or attributable thereto, have been paid, or if not paid, Sellers are otherwise entitled under applicable Law and the terms of any applicable Lease to withhold payment, without penalty or interest, while resolving questions of title or obtaining division orders; and

(b)Sellers are not obligated under any contract or agreement for the sale of Hydrocarbons from the Assets containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract or agreement with respect to any of the Assets to gather, deliver, process, or transport any Hydrocarbons attributable to the Assets without then or thereafter receiving full payment therefor.

Section 5.12Governmental Authorizations.

Except as disclosed on Schedule 5.12, each Seller has obtained and is maintaining all material federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the “Governmental Authorizations”) that are presently necessary or required for the ownership and operation of the Seller Operated Assets operated by such Seller as currently owned and operated (excluding Governmental Authorizations required by Environmental Law). Except as disclosed in Schedule 5.7(a), Schedule 5.7(b) or Schedule 5.12, (i) each Seller has operated its Seller Operated Assets in all material respects in accordance with the conditions and provisions of such Governmental Authorizations, and (ii) no written notices of material violation have been received by any Seller, and no Proceedings are pending or, to Sellers’ knowledge, threatened in writing that might result in any material modification, revocation, termination or suspension of any such Governmental Authorizations or which would require any material corrective or remedial action by any Seller.

Section 5.13Preference Rights and Transfer Requirements.

(a)Schedule 5.13(a) sets forth all Preference Rights applicable to the Assets, including Preference Rights contained in easements, rights-of-way or equipment leases included in the Assets. None of the Assets, or any portion thereof, is subject to any Preference Right which may be applicable to the transactions contemplated by this Agreement, except for Preference Rights as are set forth on Schedule 5.13(a).

(b)Except as set forth in Schedule 5.13(b), there are no Transfer Requirements that would be applicable in connection with the transfer of the Assets (assuming the various limitations “to the extent assignable” or “to the extent transferable” are not present in the definition of “Assets” for this purpose) or the consummation of the transactions contemplated by this Agreement by Sellers.

Section 5.14Payout Balances.

Schedule 5.14 contains a complete and accurate list of the status as of September 1, 2025, of any “payout” balance for the Wells, Leases and Units listed on Exhibit A-1 or Exhibit A-2 that are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms). Other than the Wells, Leases and Units on Schedule 5.14, no other Well, Lease or Unit is subject to any reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

Section 5.15Outstanding Capital Commitments.

As of the date hereof, there are no outstanding AFEs or other commitments to make capital expenditures which are binding on the Assets and which any Seller reasonably anticipates will individually require expenditures by the owner of the Assets after the Effective Time in excess of $100,000 other than those shown on Schedule 5.15.

Section 5.16Imbalances.

Schedule 5.16 accurately sets forth in all material respects all of the Imbalances of Sellers arising with respect to the Assets or production therefrom and, except as disclosed in Schedule 5.16, (i) no Person is entitled to receive any material portion of any Sellers’ Hydrocarbons produced from the Assets or to receive material cash or other payments to “balance” any disproportionate allocation of Hydrocarbons produced from the Assets under any operating agreement, gas balancing or storage agreement, gas processing or dehydration agreement, gas transportation agreement, gas purchase agreement, or other agreements, whether similar or dissimilar, (ii) Sellers are not obligated to deliver any material quantities of Hydrocarbons or to pay any material penalties or other material amounts, in connection with the violation of any of the terms of any gas contract or other agreement with shippers with respect to the Assets, and (iii) Sellers are not obligated to pay any material penalties or other material payments under any gas transportation or other agreement as a result of the delivery of quantities of Hydrocarbons from the Wells in excess of the contract requirements. Except as set forth on Schedule 5.16, Sellers have not received, or are not obligated to receive, prepayments (including payments for gas not taken pursuant to “take-or-pay” arrangements) for any of Sellers’ share of the Hydrocarbons produced from the Properties, as a result of which the obligation exists to deliver Hydrocarbons produced from the Properties after the Effective Time without then or thereafter receiving payment therefor.

Section 5.17Condemnation.

There is no actual, and no Seller has received any written threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or the threat of condemnation.

Section 5.18Bankruptcy.

There are no bankruptcy, reorganization, or receivership proceedings pending against, or, to Sellers’ knowledge, being contemplated by or threatened against any Seller. Each Seller is, and will be immediately after giving effect to the transactions contemplated by this Agreement, solvent.

Section 5.19Production Allowables.

Since the Effective Time, no Seller has received written notice that there has been any change proposed in the production allowables for any Wells listed on Exhibit A-2 or otherwise with respect to production from the Leases.

Section 5.20Foreign Person.

No Seller is a “foreign person” within the meaning of Section 1445 of the Code.

Section 5.21Drilling Obligations.

Except to the extent of those obligations previously fulfilled by Sellers or any of their predecessors, none of the Leases or Contracts contain express provisions obligating Sellers or their successors to drill any wells on the Properties (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Lease).

Section 5.22Plugging and Abandonment.

Except as set forth on Schedule 5.22, (a) there are no wells located on the Leases or Lands pooled therewith that any Seller is currently obligated by law or contract to plug and abandon and

(b) no Seller has abandoned any wells (or removed any material items of equipment, except those replaced by items of materially equal suitability) on the Assets since the Effective Time.

Section 5.23No Material Adverse Change.

Since the Effective Time up to the date of this Agreement, there has been no:

(a)material damage, destruction or loss to the Assets; or

(b)Material Adverse Effect.

Section 5.24Bonds.

Schedule 5.24 lists all of the bonds, letters of credit and guarantees, if any, posted by Sellers or any of their Affiliates with Governmental Bodies or other third parties and relating to the Assets (the “Bonds”). No event has occurred that with notice or lapse of time, or both, would constitute a material breach or default of any of the same.

Section 5.25Suspended Funds.

Schedule 5.25 lists all Suspended Funds (including funds held in suspense for unleased interests) held by any Seller or its Affiliates as of the date of this Agreement that are attributable to the Assets, a description of the source of such funds and the reason they are being held in suspense, and, if known, the name or names of the Persons claiming such funds or to whom such funds are owed.

Section 5.26Reasonably Equivalent Value.

Receipt of the Purchase Price constitutes reasonably equivalent value (meaning, for purposes of this Agreement, that such value is within the range of value for which Sellers would sell the Assets to an individual or entity other than Purchaser, in an arms’ length transaction) in exchange for the transfer of the Assets; (b) the sale and transfer of the Assets have not been contemplated to, nor will it be consummated with the intent to, defraud, hinder, or delay any of its creditors; and (c) the transfer of the Assets has not been concealed from any of Sellers’ creditors.

Section 5.27Liens.

Schedule 5.27 lists all liens, encumbrances or mortgages covering any of the Assets, and there are no rights in any third parties which, upon the passage of time, would permit the filing of any liens or encumbrances on the Assets, other than the Permitted Encumbrances.

Section 5.28Financial Statements.

The audited financial statements of the Company for the fiscal year ended December 31, 2024 and the unaudited financial statements of the Company as of September 30, 2025, together with the related statements of income or operations, equity and cash flows for the fiscal years ended on such dates, (a) are true, accurate and complete in all material respects with respect to the Assets; (b) were prepared in accordance with GAAP consistently applied throughout the period covered thereby; (c) fairly present the results of operations of the Assets for the period covered thereby; and (d) show all material indebtedness and other liabilities, direct or contingent, of the Company and the Sellers, to the extent relating to the Assets, including liabilities for taxes, material commitments and contingent obligations.

Article 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to each Seller the following:

Section 6.1Existence and Qualification.

Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Texas and Purchaser is duly qualified to do business as a foreign limited partnership in every jurisdiction in which it is required to qualify in order to conduct its business, except where the failure to so qualify would not have a material adverse effect on Purchaser; and Purchaser is or will be as of Closing duly qualified to do business as a foreign limited partnership in the respective jurisdictions where the Assets are located.

Section 6.2Power.

Purchaser has the power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 6.3Authorization and Enforceability.

The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws of general application with respect to creditors and (ii) general principles of equity.

Section 6.4No Conflicts.

Subject to compliance with the HSR Act, the execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated by this Agreement will not (i) violate any provision of the organizational documents of Purchaser, (ii) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract or agreement to which Purchaser is a party, (iii) violate any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest, or (iv) violate any Law applicable to Purchaser or any of its assets, or (v) require any filing with, notification of or consent, approval or authorization of any Governmental Body or authority, except any matters described in clauses (ii), (iii), (iv) or (v) above which would not have a material adverse effect on Purchaser or Purchaser’s ability to perform its obligations with respect to the transactions contemplated hereby.

Section 6.5Liability for Brokers’ Fees.

Sellers shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 6.6Litigation.

There are no Proceedings pending, or to the Actual Knowledge of Purchaser, threatened in writing before any Governmental Body against Purchaser or any Affiliate of Purchaser which are reasonably likely to materially impair Purchaser’s ability to perform its obligations under this Agreement.

Section 6.7R&W Insurance Policy.

Purchaser has obtained and conditionally bound the Representation and Warranty Insurance Policy Conditional Binder, which is attached hereto as Exhibit D (the “Representation and Warranty Insurance Policy Conditional Binder”).

Section 6.8Limitation and Independent Evaluation.

Except for the representations and warranties expressly made by each Seller in Article 5 of this Agreement, or in the Conveyance and Deed, or in any certificate furnished or to be furnished to Purchaser pursuant to this Agreement, and EXCEPT IN THE CASE OF ANY SELLER’S FRAUD, INTENTIONAL MISREPRESENTATION OR WILLFUL MISCONDUCT, Purchaser acknowledges that (a) there are no representations or warranties, express, statutory or implied, as to the Assets or prospects thereof made by any Seller, and (b) Purchaser has not relied upon any oral or written information provided by Sellers. Without limiting the generality of the foregoing, subject to Section 5.9, Purchaser acknowledges that no Seller has made nor will make any representation or warranty regarding any matter or circumstance relating to Environmental Laws, Environmental Liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment or any other environmental condition of the Assets. Purchaser further acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Seller, and that it has retained and taken advice concerning the Assets and transactions herein from advisors and consultants which are knowledgeable about the oil and gas business, and that is aware of the risks inherent in the oil and gas business. Subject to Sellers’ compliance with Section 4.1, Purchaser acknowledges that it has or will have access to the Assets, the officers and employees of Sellers, and the books, records and files made available by Sellers relating to the Assets, and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the representations of Sellers contained in Article 5 and the basis of its own independent evaluation and due diligence investigation of the Assets, and its own independent evaluation of the business, economic, legal, tax, or other consequences of this transaction including its own estimate and appraisal of the extent and value of the oil, natural gas, and other reserves attributable to the Properties.

Section 6.9SEC Disclosure.

Purchaser is acquiring the Assets for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act and applicable state securities Laws. Purchaser understands and acknowledges that: (i) an investment in the Properties involves certain risks; and (ii) neither the SEC nor any federal, state or foreign agency has passed upon the Properties or made any finding or determination as to the fairness of an investment in the Properties or the accuracy or adequacy of the disclosures made to Purchaser.

Section 6.10Bankruptcy.

There are no bankruptcy, reorganization or receivership proceedings pending against, or, to the knowledge of Purchaser, being contemplated by, or threatened against Purchaser. Purchaser is, and will be immediately after giving effect to the transactions contemplated by this Agreement, solvent.

Section 6.11Qualification.

As of Closing, Purchaser will be qualified to own and assume operatorship of the Leases in the jurisdictions where the Assets to be transferred to Purchaser are located, and the consummation of the transactions contemplated in this Agreement will not cause Purchaser to be disqualified as such an owner or operator. To the extent required by applicable Law, as of the Closing, Purchaser will have lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, such Law (or other requirements) governing the ownership and operation of the Assets.

Section 6.12Financing.

Purchaser has, or will have at Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Purchase Price to Sellers at Closing.

Article 7
COVENANTS OF THE PARTIES
Section 7.1Access.

(a)From and after the date of this Agreement up to and including the date the Records are delivered to Purchaser pursuant to Section 1.5 (or the earlier termination of this Agreement), Sellers shall cooperate with Purchaser and provide Purchaser and its officers, directors, employees, agents, accountants, attorneys, investment bankers, consultants, advisors and other authorized representatives (“Purchaser’s Representatives”), access to the Assets and access to the Records, but only to the extent that Sellers may do so without violating any obligations to any un-Affiliated third party or any Laws and to the extent that Sellers have authority to grant such access without breaching any restriction legally or contractually binding on Sellers; provided, however, that each Seller shall use its commercially reasonable efforts to obtain any necessary consents or approvals from un-Affiliated third parties or applicable Governmental Bodies in order to provide Purchaser and Purchaser’s Representatives such access. Purchaser shall conduct all such inspections and other information gathering described above only (i) (x) during regular business hours and (y) during any weekends and after hours requested by Purchaser that can be reasonably accommodated by Seller, and (ii) in a manner which will not unduly interfere with Sellers’ operation of the Assets. All information obtained by Purchaser and its representatives pursuant to this Section 7.1 shall be subject to the terms of that certain Confidential Information Agreement dated October 7, 2025 (the “Confidentiality Agreement”), by and between Sellers and Purchaser; provided, however, that if the Closing should occur, the foregoing confidentiality restriction on Purchaser, including the Confidentiality Agreement, shall terminate (except as to the Excluded Assets). Sellers shall also make available to Purchaser and Purchaser’s Representatives, upon reasonable notice during normal business hours, Sellers’ personnel knowledgeable with respect to the Assets in order that Purchaser may make such diligence investigation as Purchaser considers necessary or appropriate.

(b)ALL MATERIALS, DOCUMENTS, AND OTHER INFORMATION, MADE AVAILABLE TO PURCHASER AT ANY TIME IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER MADE AVAILABLE PURSUANT TO THIS SECTION OR OTHERWISE, ARE MADE AVAILABLE TO PURCHASER AS AN ACCOMMODATION, AND, EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 5 OF THIS AGREEMENT OR THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE CONVEYANCE AND DEED, ARE MADE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY, AS TO THE ACCURACY AND COMPLETENESS OF SUCH MATERIALS, DOCUMENTS, AND OTHER INFORMATION OR AS TO WHETHER SUCH MATERIALS, DOCUMENTS AND OTHER INFORMATION CONTAINS A MISREPRESENTATION FOR THE PURPOSES OF APPLICABLE SECURITIES LAWS (WHETHER NOW OR HEREAFTER IN EFFECT). TO THE MAXIMUM EXTENT PERMITTED BY LAW, EXCEPT FOR PURCHASER’S RIGHTS WITH RESPECT TO THE REPRESENTATIONS SET FORTH IN ARTICLE 5 OF THIS AGREEMENT OR THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE CONVEYANCE AND DEED, AND EXCLUDING FRAUD BY ANY SELLER, ANY RELIANCE UPON OR CONCLUSIONS DRAWN BY PURCHASER FROM SUCH MATERIALS, DOCUMENTS AND OTHER INFORMATION SHALL BE AT PURCHASER’S RISK AND SHALL NOT GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLERS, AND PURCHASER HEREBY ACKNOWLEDGES THAT IT IS NOT RELYING ON ANY REPRESENTATIONS OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 5 OF THIS AGREEMENT AND THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE CONVEYANCE AND DEED. EXCEPT FOR PURCHASER’S RIGHTS WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS SET FORTH

IN ARTICLE 5 OF THIS AGREEMENT, THE SPECIAL WARRANTY OF TITLE CONTAINED IN THE CONVEYANCE AND DEED, AND THE INDEMNITY OBLIGATIONS SET FORTH IN THIS AGREEMENT, AND EXCLUDING FRAUD BY ANY SELLER, PURCHASER HEREBY WAIVES AND RELEASES ANY CLAIMS ARISING UNDER THIS AGREEMENT, COMMON LAW OR ANY STATUTE (WHETHER NOW OR HEREAFTER IN EFFECT) ARISING OUT OF OR RELATED TO ANY MATERIALS, DOCUMENTS OR INFORMATION PROVIDED TO PURCHASER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.2Government Reviews.

(a)Sellers and Purchaser shall in a timely manner (i) make all required filings, if any, with, prepare applications to and conduct negotiations with, each Governmental Body as to which such filings, applications or negotiations by such party are necessary or appropriate in connection with the consummation of the transactions contemplated hereby and (ii) provide such information to the other parties hereto as Sellers or Purchaser, as applicable, may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each party to this Agreement shall cooperate with and use all commercially reasonable efforts to assist the other parties hereto with respect to such filings, applications and negotiations.

(b)If compliance with the HSR Act is required in connection with the transactions contemplated by this Agreement, within ten Business Days following the execution by Purchaser and Sellers of this Agreement, Purchaser, on the one hand, and Sellers, on the other hand, will each prepare and simultaneously file with the DOJ and the FTC the notification and report form required for the transactions contemplated by this Agreement by the HSR Act, and request early termination of the waiting period thereunder. Purchaser and Sellers agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. Purchaser and Sellers shall cooperate with each other and, subject to the terms of the Confidentiality Agreement, shall promptly furnish all information to the other parties hereto that is necessary in connection with Purchaser’s and Sellers’ compliance with the HSR Act. Purchaser and Sellers shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto. Each Seller and Purchaser shall use its reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions consummated hereby. Any fees or expenses related to filings required to this Section 7.2(b) shall be shared equally by Sellers, on the one hand, and Purchaser, on the other hand.

Section 7.3Notification of Breaches.

Until the Closing,

(a)Purchaser shall notify Sellers promptly after Purchaser obtains Actual Knowledge that any representation or warranty of a Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date, or that any covenant or agreement to be performed or observed by a Seller prior to or on the Closing Date has not been so performed or observed in any material respect.

(b)Sellers shall notify Purchaser promptly after any Seller obtains Actual Knowledge that any representation or warranty of Purchaser contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date, or that any covenant or agreement to be performed or observed by Purchaser prior to or on the Closing Date has not been so performed or observed in any material respect.

(c)If any of Purchaser’s or Sellers’ representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Purchaser’s or Sellers’ covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing, then, so long as the non-breaching party does not incur any costs of liabilities on account of such breach (and, if the non-breaching party is Purchaser, no Asset suffers a diminution in value on account of such breach), such breach shall be considered not to have occurred for all purposes of this Agreement.

(d)No notification by a party of any breach pursuant to this Section shall affect the representations, warranties or covenants of the parties or the conditions to their respective obligations hereunder.

Section 7.4Letters in Lieu; Assignments; Operatorship.

(a)Sellers will execute on the Closing Date letters in lieu of division and/or transfer orders relating to the Assets, on forms prepared by Sellers and reasonably satisfactory to Purchaser, to reflect the transactions contemplated hereby.

(b)Sellers will prepare and execute, and Purchaser will execute, on the Closing Date, all assignments or other instruments of conveyance necessary to convey to Purchaser all federal and state Leases in the form as prescribed by the applicable Governmental Body and otherwise acceptable to Purchaser and Sellers.

(c)Except as set forth in Article 5 and the special warranty of title contained in the Conveyance and Deed, Sellers make no representations or warranties to Purchaser, express, implied or by statute, as to transferability or assignability of operatorship of any Seller Operated Assets. Rights and obligations associated with operatorship of any such Seller Operated Assets may be governed by operating and similar agreements that control the appointment of a successor operator, and in such case, whether Purchaser will succeed as operator of the subject Seller Operated Assets (or portions thereof) will be determined in accordance with the terms of such agreements. However, Sellers will assist Purchaser in Purchaser’s efforts to succeed Sellers or Sellers’ Affiliate(s) as operator of any Properties included in the Assets, including designating and/or appointing by assignment, to the extent legally possible, Purchaser as successor operator or taking any other actions permitted or required under the applicable operating agreement or other governing document (including executing letters whereby the applicable Seller resigns as operator of all Seller Operated Assets). Purchaser shall, promptly following Closing, to the extent required by Law, file all appropriate forms, declarations or bonds with the applicable federal and/or state agencies relative to its assumption of operatorship with respect to the Properties. For all Seller Operated Assets, Sellers and Purchaser shall execute appropriate change or transfer of operator forms on the Closing Date, and the applicable Seller shall thereafter promptly file said forms with the applicable Governmental Body transferring operatorship of such Assets to Purchaser.

Section 7.5Public Announcements.

Until the Closing, neither Sellers nor Purchaser shall make or issue, or cause or permit any agent or Affiliate to make or issue, any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other parties hereto; provided, however, that the foregoing shall not restrict disclosures by Purchaser or Sellers which are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates. At or after Closing, each party hereto shall be permitted to issue press releases or other public announcements concerning the existence of this Agreement, the contents hereof and the transactions contemplated hereby; provided, however, that the content of any such press release or public announcement shall be subject to the prior review and reasonable approval of Sellers and Purchaser; and provided further, however, that the foregoing shall not restrict disclosures by Purchaser or Sellers which are required by applicable securities or other Laws or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates.

Section 7.6Operation of Business.

(a)Except as set forth on Schedule 7.6, from and after the date of this Agreement until the Closing, Sellers: (i) will operate and maintain the Seller Operated Assets and the business thereof as a reasonably prudent operator, consistent with past practices and in accordance with applicable Contracts and applicable Laws, (ii) shall use their commercially reasonable efforts to cause the applicable un-Affiliated third party to operate and maintain any Assets not operated by a Seller (or an Affiliate of a Seller) as a reasonably prudent operator, consistent with past practices and in accordance with applicable Contracts and applicable Laws, (iii) shall maintain the books of account and records relating to the Assets in the usual, regular and ordinary manner, in accordance with the usual accounting practices of the applicable Seller, (iv) shall notify Purchaser of any AFEs relating to the Assets that are received by any Seller or an Affiliate of any Seller, and keep Purchaser reasonably informed of ongoing operations and capital projects with respect to the Assets, (v) shall not propose or commit to any single operation, or series of related operations, reasonably anticipated to require capital expenditures by Purchaser as owner of the Assets in excess of $100,000, or make any capital expenditures with respect to any operation, or series of related operations, in respect of the Assets in excess of $100,000 (net to Sellers’ or its Affiliates’ interest), (vi) shall not terminate (other than by failing to renew an existing term), amend or waive any material right under any Contract, Surface Contract or Lease, extend the terms of any Surface Contracts or Contracts or enter into any contracts or agreements that if entered into prior to the date of this Agreement would be required to be listed in a Schedule attached to this Agreement, (vii) shall maintain insurance coverage on the Assets presently furnished by un-Affiliated third parties in the amounts and of the types presently in force as of the date of this Agreement, (viii) shall use commercially reasonable efforts to maintain in full force and effect all Leases and all Surface Contracts, (ix) shall maintain all material Governmental Authorizations applicable to the Assets, (x) will not abandon, transfer, farmout, sell, hypothecate, mortgage, pledge, encumber or otherwise dispose of any of the Assets, except for (A) sales and dispositions of Hydrocarbon production in the ordinary course of business consistent with past practices and/or (B) sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment has been obtained, (xi) will not enter into any settlement, compromise or other agreement with respect to Taxes with any Governmental Body, or make or change any election with respect to Taxes, relating to the Assets, or consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes relating to the Assets, (xii) shall not (A) settle or compromise any claim relating to the Assets for which the Purchaser would have liability or (B) settle or compromise any claim relating to the Assets against a third party that would compromise or waive any claim in excess of $200,000, (xiii) shall notify Purchaser if Sellers obtain knowledge of any casualty loss or Claim by an unaffiliated third party affecting the Assets, or notice from a third party of any default by Sellers under any Contract, (xiv) shall pay all lease rentals or renewal or extension payments on undeveloped Leases where the failure to pay such rentals or payments could result in the forfeiture or termination of such Lease, (xv) act in conformity with and fulfill all obligations to make payments under all Contracts, Surface Contracts and Leases and (xvi) will not commit to do any of the items described in Section 7.6(a)(v), Section 7.6(a)(vi), Section 7.6(a)(x), Section 7.6(a)(xi) and Section 7.6(a)(xii) above. In the event of an emergency, Sellers may take such action as a prudent operator would take without the prior written consent of Purchaser; provided, however, that Sellers shall notify Purchaser of such action promptly thereafter.

(b)Purchaser acknowledges that Sellers may own an undivided interest in certain of the Assets, and Purchaser agrees that the acts or omissions of the other working interest owners who are not a Seller or an Affiliate of a Seller shall not constitute a violation of the provisions of this Section 7.6 nor shall any action required by a vote of working interest owners constitute such a violation so long as each Seller (and any Affiliate of Sellers) has voted its interest in a manner consistent with the provisions of this Section 7.6.

Section 7.7Preference Rights and Transfer Requirements.

(a)The transactions contemplated by this Agreement are expressly subject to all validly existing and applicable Preference Rights and Transfer Requirements. Within 10 Business Days following the execution of this Agreement, Sellers shall send to the holders of all such Preference Rights and Transfer Requirements a notice in compliance with the contractual provisions of the same to obtain the waiver of all Preference Rights and Transfer Requirements set forth in Schedule 5.13(a) and Schedule 5.13(b) with respect to the transactions contemplated by this Agreement. Sellers shall use commercially reasonable efforts to obtain all applicable consents and to obtain waivers of applicable Preference Rights; provided, however, Sellers shall not be obligated to pay any consideration to (or incur any out of pocket cost or expense for the benefit of) the holder of any Preference Right or Transfer Requirement in order to obtain the waiver thereof or compliance therewith; and provided further that, as to Transfer Requirements that (i) state that consent thereto cannot unreasonably be withheld (or words to similar effect) and (ii) do not state that the applicable transfer or assignment will be void or ineffective without consent thereto (or words to similar effect) (“Soft Consents”) constitute Soft Consents that are not obtained or waived prior to Closing, Purchaser agrees to close over such unobtained consents without adjustment to the Purchase Price. Notwithstanding anything to the contrary herein, if any Soft Consent, Transfer

Requirement, approval or authorization necessary to preserve any right or benefit under any Contract is not obtained prior to the Closing, Seller shall, subsequent to the Closing, use commercially reasonable efforts to cooperate with Purchaser in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.

(b)If the holder of a Preference Right elects prior to Closing to purchase the Asset subject to a Preference Right (a “Preference Property”) in accordance with the terms of such Preference Right, and Sellers receives written notice of such election prior to the Closing, such Preference Property will be eliminated from the Assets and the Purchase Price shall be reduced by the Allocated Value of the Preference Property.

(c)If, as of the Closing Date, any Preference Right or Transfer Requirement has not been waived in writing by the holder thereof, or been deemed to have been waived in accordance with the terms thereof, then, unless otherwise agreed by Sellers and Purchaser, the Asset or portion thereof affected by such Preference Right or Transfer Requirement (a “Retained Asset”) shall be held back from the Assets to be transferred and conveyed to Purchaser at Closing and the Purchase Price to be paid at Closing shall be reduced by the Allocated Value of such Retained Asset pursuant to Section 7.7(b). Any Retained Asset so held back at the initial Closing will be conveyed to Purchaser (subject to the satisfaction of the conditions in Section 8.2 with respect to such Retained Asset) at a delayed Closing (which shall become the new Closing Date with respect to such Retained Asset), within ten (10) Business Days following the date on which Sellers obtain a waiver of or notice of election not to exercise from the applicable third parties, or otherwise satisfy, all remaining Preference Rights and Transfer Requirements with respect to such Retained Asset as contemplated by this Section 7.7(c) (or if multiple Assets are Retained Assets, on a date mutually agreed to by the parties in order to consolidate, to the extent reasonably possible, the number of Closings). At the delayed Closing, Purchaser shall pay Sellers a purchase price equal to the amount by which the Purchase Price was reduced on account of the holding back of such Retained Asset (as adjusted pursuant to Section 2.2 through the new Closing Date therefor with respect to such Retained Asset); provided, however, if all such Preference Rights and Transfer Requirements with respect to any Retained Asset so held back at the initial Closing are not obtained or waived by the holder thereof as contemplated by this Section within one hundred eighty (180) days after the initial Closing has occurred with respect to any Asset, then such Retained Asset shall be eliminated from the Assets and shall become an Excluded Asset, unless Sellers and Purchaser agree to proceed with a closing on such Retained Asset, in which case Purchaser shall be deemed to have waived any objection (and shall be obligated to indemnify the Seller Indemnified Persons for all Losses) with respect to non-compliance with such Preference Rights and Transfer Requirements with respect to such Retained Asset(s).

Section 7.8Tax Matters.

(a)Subject to the provisions of Section 12.3, Sellers shall be responsible for all Taxes related to the Assets (including, but not limited to ad valorem, property, severance, Hydrocarbon production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, which are addressed and apportioned as set forth in Section 1.4) attributable to any period of time prior to the Effective Time, and Purchaser shall be responsible for all such Taxes related to the Assets attributable to any period of time on and after the Effective Time. Except as provided in Section 1.4, such Taxes shall be calculated by allocating to the periods before and after the Effective Time pro rata, based on the number of days of the Straddle Period in the period before and ending on the Effective Time Cut-off Date, on the one hand, and the number of days in the Straddle Period in the period after the Effective Time Cut-off Date, on the other hand. Notwithstanding the foregoing, Sellers shall handle payment to the appropriate Governmental Body of all Taxes with respect to the Assets which are required to be paid prior to Closing (and shall file all Tax Returns with respect to such Taxes). If requested by Purchaser, Sellers will assist Purchaser with preparation of all Tax Returns including a Straddle Period and ending on or before the Closing Date (including any extensions requested), but which are required to be paid after the Closing Date. No later than fifteen (15) days prior to the deadline to file each applicable Tax Return, Sellers shall deliver to Purchaser a draft of the applicable Tax Return to be filed by Sellers relating to the Assets and any supporting documentation thereto for Purchaser’s approval, which shall not be unreasonably withheld, excluding Tax Returns related to income tax, franchise tax, or other similar Taxes and routine monthly sales Tax Returns, monthly Texas Gas Severance Tax Returns and monthly GLO royalty filings. Purchaser shall file all Tax Returns covering Taxes treated as Property Costs that are required to be filed after the Closing Date unless covered above. With respect to such Tax Returns covering a Straddle Period, Purchaser shall provide each draft Tax Return to Sellers no later than fifteen (15) days prior to the deadline to file the applicable Tax Return for Sellers’ approval, which shall not be unreasonably withheld. If any Taxes allocated to Sellers pursuant to this Section 7.8 or Section 1.4 are actually paid by Purchaser, then, after the Closing Date and upon written request by Purchaser, Sellers shall, within fifteen (15) Business Days of such request, make a payment to Purchaser of the amount of any such Taxes paid by Purchaser but allocated to Sellers. If any Taxes allocated to Purchaser pursuant to this Section 7.8 or Section 1.4 are actually paid by Sellers and not already accounted for in an adjustment to the Purchase Price pursuant to Section 2.2(d), then, after the Closing Date and upon written request by Sellers, Purchaser shall, within fifteen (15) Business Days of such request, make a payment to Sellers of the amount of any such Taxes paid by Sellers but allocated to Purchaser.

(b)Purchaser and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other Proceeding and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers shall control audits for pre-Effective Time periods (and the pre-Effective Time portion of any audit that includes a Straddle Period), keep Purchaser reasonably informed, and Sellers may not settle any item that would reasonably be expected to increase Purchaser’s Taxes for post-Effective Time periods without Purchaser’s prior written consent (not to be unreasonably withheld). Purchaser and each Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Body, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, each party shall allow the other party the option of taking possession of such books and records prior to their disposal. Purchaser and Sellers further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby. Sellers shall promptly notify Purchaser in writing upon receipt by any Seller of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of Seller that reasonably may be expected to relate to or give rise to a lien on the Assets. Each of Purchaser and Sellers shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation.

(c)Purchaser and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with accommodating a 1031 exchange (as provided for under Section 1031 of the Code). Purchaser and each Seller reserves the right, at or prior to Closing, to assign its rights under this Agreement with respect to all or a portion of the Purchase Price, and that portion of the Assets associated therewith (“1031 Assets”), to a “Qualified Intermediary” (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations) to accomplish this transaction, in whole or in part, in a manner that will comply with the requirements of a like-kind exchange (“Like-Kind Exchange”) pursuant to Section 1031 of the Code. If Purchaser so elects, Purchaser may assign its rights under this Agreement to the 1031 Assets to the Qualified Intermediary and its right to receive the Conveyance and Deed to an Affiliate. Seller hereby (i) consents to Purchaser’s assignment of its rights in this Agreement with respect to the 1031 Assets, and (ii) if such an assignment is made, agrees to transfer all or a portion of the Assets into the qualified trust account or into Purchaser’s Affiliate at Closing as directed in writing by Purchaser. Purchaser and each Seller acknowledge and agree that a whole or partial assignment of this Agreement to a Qualified Intermediary shall not release the other party from any of its respective promises, liabilities and obligations to the other party or expand any promises, liabilities or obligations of such party under this Agreement. Neither party represents to the other that any particular tax treatment will be given to either party as a result of the Like-Kind Exchange. Neither party shall be obligated to pay any additional costs or incur any additional obligations in its sale of the Assets if such costs are the result of the other party’s Like-Kind Exchange, and each party shall hold harmless and indemnify the other party from and against all claims, losses and liabilities (including reasonable attorneys’ fees, court costs and related expenses), if any, resulting from such a Like-Kind Exchange. The Closing Date shall not be delayed or affected by reason of the Like-Kind Exchange.

(d)Any payments made to any party pursuant to Article 11 shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Purchaser and Sellers on their Tax Returns to the extent permitted by Law.

Section 7.9Representation and Warranty Insurance Policy.

Following the execution of this Agreement, Purchaser shall satisfy the conditions set forth in the Representation and Warranty Insurance Policy Conditional Binder to cause the Representation and Warranty Insurance Policy to be issued on terms and in the form set forth in the Representation and Warranty Insurance Policy Conditional Binder as soon as practicable. Purchaser shall maintain the Representation and Warranty Insurance Policy in effect at all times for the stated duration of its effectiveness based on the terms thereof in effect as of the Closing Date. Purchaser shall cause the Representation and Warranty Insurance Policy to (a) name Purchaser as the named insured, (b) insure Purchaser from any breach, or any failure to be true, of the representations and warranties made by Sellers under this Agreement or in any certificate delivered pursuant hereto and (c) expressly provide that (i) the insurer(s) issuing the Representation and Warranty Insurance Policy waive and release any and all rights to bring any claim or proceeding against the Seller Indemnified Persons by way of subrogation, claim for contribution, indemnification or other right  (other than, but solely in the case of, Fraud), (ii) the Fraud of any Party shall not be imputed to any other Person(s), (iii) the Seller Indemnified Persons are express third-party beneficiaries of the foregoing waiver and release entitled to rely on and enforce such waiver and release as if parties to the Representation and Warranty Insurance Policy, and (iv) the Representation and Warranty Insurance Policy shall not be amended, modified, or otherwise changed in a manner adverse or prejudicial to any Seller individually or the Sellers collectively or any other Seller Indemnified Person without the prior written consent of such adversely affected or prejudiced Seller, which may be withheld, conditioned, or delayed in such Seller’s sole and absolute discretion. The Parties acknowledge and agree that the failure by Purchaser to obtain or maintain the Representation and Warranty Insurance Policy shall not in any manner increase any liability of any Seller or the other Seller Indemnified Persons, including if (x) the Representation and Warranty Insurance Policy is disputed, invalidated or deemed ineffective, in whole or in part, (y) the coverage provided under the Representation and Warranty Insurance Policy is denied, disputed, exhausted or otherwise made unavailable to Purchaser or any of its Affiliates or any other insured thereunder, in whole or in part, or (z) there is otherwise an absence of coverage thereunder for any reason, including due to exclusions. Purchaser acknowledges that Purchaser obtaining the Representation and Warranty Insurance Policy Conditional Binder and purchasing and obtaining the Representation and Warranty Insurance Policy as of the Closing Date (and maintaining the Representation and Warranty Insurance Policy after the Closing Date subject to the depletion of the limit through any claims) is a material inducement to Sellers entering into the transactions contemplated by this Agreement, and Sellers are materially relying on Purchaser’s covenants and obligation set forth in Sections 6.7 and 7.9 without any limitation. From and after the Closing Date, Purchaser shall not (and shall cause its Affiliates not to) grant any right of subrogation, indemnification, claim of contribution or other right or otherwise amend, modify, terminate, or waive any term or condition of the Representation and Warranty Insurance Policy in a manner inconsistent with the immediately preceding sentence. Purchaser shall timely pay, or cause to be paid, all costs, fees and expenses related to the Representation and Warranty Insurance Policy, including the total premium, underwriting costs, taxes, brokerage commission, retention, and other costs, fees and expenses of the Representation and Warranty Insurance Policy and any claims made thereunder, as such costs, fees and expenses are due.

Section 7.10Further Assurances.

After the Closing, Sellers and Purchaser shall, and shall cause their Affiliates, as applicable to, execute, acknowledge and deliver from time to time all such further conveyances, transfer orders, division orders, notices and such other instruments, and shall take such further actions as any party hereto may reasonably request and as may be necessary or appropriate to accomplish the transactions described in this Agreement (including that all of the Assets intended to be conveyed under the terms of this Agreement are so conveyed, including such Assets that are improperly described herein or inadvertently omitted from this Agreement and/or the Conveyance and Deed and/or the Exhibits attached to each of the foregoing and to perfect Purchaser’s title thereto.

Section 7.11Notice of Claims.

Sellers shall promptly notify Purchaser as soon as reasonably practicable (but in any event within five Business Days) of any written notice received or given by any Seller or Affiliate of any Seller with respect to (a) any alleged material breach of any Lease or Contract, (b) any action to alter, terminate, rescind or procure a judicial reformation of any Lease or Contract or (c) any new claim for damages or any new investigation, suit, action or litigation with respect to the Assets.

Section 7.12Enforcement of Third Party Warranties, Guarantees and Indemnities.

Sellers agree that as of the Closing Date, to the extent relating to the Assumed Seller Obligations and at Purchaser’s request, Sellers shall use their commercially reasonable efforts to enforce, for the benefit of Purchaser and at Purchaser’s cost and expense, all of Sellers’ (or their respective Affiliates’) rights against un-Affiliated third parties under any warranties, guarantees or indemnities given by such third parties with respect to the Assets.

Article 8
CONDITIONS TO CLOSING
Section 8.1Conditions of Sellers to Closing.

The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment on or prior to Closing of each of the following conditions, each of which may be waived by Sellers:

(a)Representations. Each of the representations and warranties of Purchaser contained in Article 6 shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date; and (ii) to the extent the failure of such representations or warranties to be true and correct would not, individually or in the aggregate, result in a Material Adverse Effect

(b)Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by Purchaser under this Agreement prior to the Closing Date and shall be ready, willing and able to perform, in all material respects, all covenants and agreements to be performed by Purchaser under this Agreement on the Closing Date;

(c)Proceedings. No Proceeding by an un-Affiliated third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit, or seeking substantial damages in connection with (excluding any damage that Purchaser expressly agrees to be responsible for), the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body and no order, writ, injunction, decree, award or judgment shall have been entered and be in effect by any court or any Governmental Body of competent jurisdiction to restrain, enjoin, or prohibit, or awarding substantial damages (excluding any damage that Purchaser expressly agrees to be responsible for) in connection with, the transactions contemplated by this Agreement, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby;

(d)Deliveries. Purchaser shall have delivered (or be ready, willing and able to immediately deliver) to Sellers duly executed counterparts of the Conveyance and Deed, and all other documents and certificates to be delivered by Purchaser under Section 9.3 and shall have performed (or be ready, willing and able to immediately perform) the other obligations required to be performed by it under Section 9.3;

(e)HSR Act. Except to the extent set forth in Section 7.2(b), and to the extent this transaction is subject to the HSR Act, any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have lapsed or terminated (by early termination or otherwise); and

(f)Price Adjustment Limitations.  The aggregate maximum downward adjustment (if any) of the Purchase Price which will result from adjustments pursuant to Section 3.4 (Notice of Title Defect Adjustments), Section 3.5 (Casualty or Condemnation Loss), Section 4.3 (Environmental Defects) and Section 7.7 (Preference Rights and Transfer Requirements) does not exceed twenty percent (20%) of the Purchase Price.

Section 8.2Conditions of Purchaser to Closing.

The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction or waiver by Purchaser on or prior to Closing of each of the following conditions:

(a)Representations. Each of the representations and warranties of Sellers contained in Article 5 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except (i) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date; and (ii) to the extent the failure of such representations or warranties to be true and correct would not, individually or in the aggregate, result in a Material Adverse Effect.

(b)Performance.  Sellers shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by Sellers under this Agreement prior to the Closing Date and shall be ready, willing and able to perform, in all material respects, all covenants and agreements to be performed by Sellers under this Agreement on the Closing Date;

(c)Proceedings. No Proceeding by an un-Affiliated third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit, or seeking substantial damages in connection with (excluding any damages that Sellers expressly agree to be responsible for), the consummation of the transactions contemplated by this Agreement shall be pending before any Governmental Body and no order, writ, injunction, decree, award or judgment shall have been entered and be in effect by any court or any Governmental Body of competent jurisdiction to restrain, enjoin, or prohibit, or awarding substantial damages (excluding any damages that Sellers expressly agree to be responsible for) in connection with, the transactions contemplated by this Agreement, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated hereby;

(d)Deliveries. Sellers shall have delivered or cause to be delivered (or be ready, willing and able to immediately deliver or cause to be delivered) to Purchaser duly executed counterparts of the Conveyance and Deed, and all other documents and certificates to be delivered or caused to be delivered by Sellers under Section 9.2;

(e)HSR Act. Except to the extent set forth in Section 7.2(b), and to the extent this transaction is subject to the HSR Act, any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have lapsed or terminated (by early termination or otherwise); and

(f)Price Adjustment Limitations.  The aggregate maximum downward adjustment (if any) of the Purchase Price which will result from adjustments pursuant to Section 3.4, Section 3.5, Section 4.3 and Section 7.7 does not exceed twenty percent (20%) of the Purchase Price.

Article 9
CLOSING
Section 9.1Time and Place of Closing.

(a)Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article 10, and subject to the satisfaction or waiver of the conditions set forth in Article 8 (other than conditions the fulfillment of which by their nature is to occur at the completion of the transactions contemplated by this Agreement (the “Closing”)), and subject to the provisions of Section 7.7(c) relating to Retained Assets, the Closing, shall take place at 10:00 a.m., local time, on February 24, 2026 (such date the “Scheduled Closing Date”), at the offices of Battalion Oil Corporation, 820 Gessner, Suite 1100, Houston, Texas 77024. If any of the conditions (other than conditions the fulfillment of which by their nature is to occur at the Closing) set forth in Article 8 are not satisfied or waived at the time the Closing is to occur pursuant to this Section 9.1(a), then the Closing shall occur on a date that is the third Business Day after the satisfaction or waiver of all such conditions.

(b)The date on which the Closing occurs is herein referred to as the “Closing Date”.

Section 9.2Obligations of Sellers at Closing.

At the Closing, upon the terms and subject to the conditions of this Agreement, Sellers shall deliver or cause to be delivered to Purchaser, or perform or cause to be performed, the following:

(a)the Conveyance and the Deed, in sufficient number of counterpart originals to allow recording in all appropriate jurisdictions and offices, duly executed and acknowledged by each Seller;

(b)assignments, on appropriate forms and in sufficient number of counterpart originals to allow filing in the applicable state and federal offices, of any state and federal leases comprising part of the Assets, duly executed and (if applicable) acknowledged by each Seller;
(c)transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Purchaser of proceeds attributable to production from the Assets from and after the Effective Time, in each case duly executed by the applicable Seller and prepared in accordance with Section 7.4(a);
(d)a certificate duly executed by an authorized corporate officer of each Seller, dated as of Closing, certifying on behalf of Sellers that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been fulfilled;
(e)evidence that all lien releases from the Sellers’ current lenders have been obtained relating to all mortgages, deeds of trust, fixture filings and security agreements affecting the Assets, and that releases of any related financing statements have been obtained (where applicable, in accordance with the Uniform Commercial Code);
(f)the change or transfer of operator forms referenced in Section 7.4(c) to be executed by each applicable Seller and which forms shall be filed by Purchaser pursuant to Section 7.4(c) after Closing;
(g)the Preliminary Settlement Statement, duly executed by each Seller;
(h)a joint instruction letter to the Escrow Agent, duly executed by Seller Representative instructing the Escrow Agent to release the Deposit to Sellers;
(i)if applicable, the escrow agreement to be entered into among Seller Representative, Purchaser and Escrow Agent pursuant to Section 3.4(k) duly executed by Seller Representative;
(j)duly executed counterparts of any other agreements, instruments or documents which are required by the other terms of this Agreement to be executed and/or delivered by Sellers at the Closing;
(k)a completed IRS Form W-9 with respect to each Seller; and
(l)a duly executed non-foreign status certificate under Section 1445 of the Internal Revenue Code (FIRPTA Certificate), in form and substance satisfactory to Purchaser.
Section 9.3Obligations of Purchaser at Closing.

At the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver or cause to be delivered to Sellers, or perform or caused to be performed, the following:

(a)a wire transfer to each Seller (to the accounts designated in Schedule 9.4(d)) in an amount equal to such Seller’s Closing Payment, in immediately available funds;

(b)the Conveyance and the Deed, in sufficient number of counterpart originals to allow recording in all appropriate jurisdictions and offices, duly executed and acknowledged by Purchaser;

(c)assignments, on appropriate forms and in sufficient number of counterpart originals to allow filing in the applicable state and federal offices, of any state and federal leases comprising portions of the Assets, duly executed and (if applicable) acknowledged by Purchaser;

(d)a certificate by an authorized corporate officer of Purchaser, dated as of Closing, certifying on behalf of Purchaser that the conditions set forth in Section 8.1(a) and Section 8.1(b) have been fulfilled;

(e)transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Purchaser of proceeds attributable to production from the Assets from and after the Effective Time, in each case duly executed by Purchaser and prepared in accordance with Section 7.4(a);

(f)the Preliminary Settlement Statement, duly executed by Purchaser;

(g)a joint instruction letter to the Escrow Agent, duly executed by Purchaser instructing the Escrow Agent to release the Deposit to Sellers;

(h)if applicable, the escrow agreement to be entered into among Seller Representative, Purchaser and Escrow Agent pursuant to Section 3.4(k) duly executed by Purchaser; and

(i)duly executed counterparts of any other agreements, instruments or documents which are required by the other terms of this Agreement to be executed and/or delivered by Purchaser at the Closing.

Section 9.4Closing Adjustments.

(a)Not later than five (5) Business Days prior to the Closing Date, Sellers shall prepare in good faith and deliver to Purchaser, based upon the best information available to Sellers at such time, a draft preliminary settlement statement (the “Preliminary Settlement Statement”) estimating each Seller’s share of the Adjusted Purchase Price after giving effect to all adjustments listed in Section 2.2 and any amounts to be escrowed pursuant to Section 3.4(k) and reflecting the calculation of the adjustments used to determine such amounts. Within four (4) Business Days of receipt of the Preliminary Settlement Statement, Purchaser will deliver to Sellers a written report containing all changes, with the explanation therefor, that Purchaser proposes to be made to the Preliminary Settlement Statement. The Preliminary Settlement Statement, as agreed upon by Sellers and Purchaser, will be used to adjust the Adjusted Purchase Price and determine the dollar amount to be paid by Purchaser to each Seller at the Closing (each, the “Closing Payment”). If Sellers and Purchaser cannot agree on the Preliminary Settlement Statement prior to Closing, the Preliminary Settlement Statement as presented by Sellers (with such changes agreed to by the parties) will be used to adjust the Adjusted Purchase Price and determine each Closing Payment.

(b)As soon as reasonably practicable after the Closing but not later than 120 days following the Closing Date, Sellers shall prepare and deliver to Purchaser a statement (the “Final

Settlement Statement”) setting forth the final calculation of the Adjusted Purchase Price, and each Seller’s share thereof, and showing the calculation of each adjustment, based on actual credits, charges, receipts and other items before and after the Effective Time and taking into account all adjustments provided for in this Agreement, including any amount escrowed pursuant to Section 3.4(k) (the “Final Purchase Price”). Sellers shall, at Purchaser’s request, supply reasonable documentation in Sellers’ or their Affiliates’ possession available to support any credit, charge, receipt or other item for which adjustments are made. Sellers shall afford Purchaser and its representatives the opportunity to review such statement and the supporting schedules, analyses, workpapers, and other underlying records or documentation as are reasonably necessary and appropriate in Purchaser’s review of such statement. Each party shall cooperate fully and promptly with the other and their respective representatives in such examination with respect to all reasonable requests related thereto. As soon as reasonably practicable but not later than the 30th day following receipt of Sellers’ statement hereunder, Purchaser shall deliver to Sellers a written report containing any changes that Purchaser proposes be made to such statement.

(c)Sellers and Purchaser shall undertake to agree on the Final Settlement Statement, including the final statement of the Final Purchase Price, and each Seller’s share thereof, no later than one hundred eighty (180) days after the Closing Date (the “Final Settlement Date”). In the event that Sellers and Purchaser cannot reach agreement by the Final Settlement Date, either party may refer the remaining matters in dispute to a nationally-recognized independent accounting firm as may be mutually selected by Purchaser and Sellers (and absent such mutual selection, as appointed by the Houston office of the American Arbitration Association), for review and final determination (the “Agreed Accounting Firm”). Each of Purchaser, on the one hand, and Sellers, on the other hand, shall summarize its position with regard to the remaining matters in dispute in a written document of twenty-five (25) pages or less and submit such summaries to the Agreed Accounting Firm, together with any other documentation such party may desire to submit. Within fifteen (15) Business Days after receiving the parties’ respective submissions, the Agreed Accounting Firm shall render in writing a decision choosing Sellers’ position or Purchaser’s position, whichever is most accurate based on the terms of this Agreement and the materials described above. The Agreed Accounting Firm may not award damages or penalties to any party. Any decision rendered by the Agreed Accounting Firm pursuant hereto shall be final, conclusive and binding on Sellers and Purchaser and will be enforceable against any of the parties hereto in any court of competent jurisdiction. The fees of the Agreed Accounting Firm shall be borne and paid one-half by Sellers and one-half by Purchaser. Sellers and Purchaser shall each bear its own legal fees and other costs of presenting its case. Within ten (10) Business Days after the date on which Sellers and Purchaser or the Agreed Accounting Firm, as applicable, finally determines the disputed matters, subject to Section 3.4(k) with respect to any amounts escrowed pursuant thereto (x) Purchaser shall pay to Sellers each Seller’s share of the amount by which the Final Purchase Price exceeds the Closing Payment or (y) each Seller shall pay to Purchaser the amount by which such Seller’s share of the Closing Payment exceeds such Seller’s share of the Final Purchase Price, as applicable.

(d)All payments made or to be made hereunder to a Seller shall be by electronic transfer of immediately available funds to the account of such Seller as set forth on Schedule 9.4(d), for the credit of Sellers or to such other bank and account as may be specified by such Seller to Purchaser in writing. All payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to a bank and account specified by Purchaser in writing to Sellers.

Article 10
TERMINATION
Section 10.1Termination.

This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)by mutual written consent of Sellers and Purchaser;

(b)by Sellers or by Purchaser, by written notice to the other, if:

(i)the Closing shall not have occurred on or before March 26, 2026 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) shall not be available (A) to any Seller, if any breach of this Agreement by a Seller has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date or (B) to Purchaser, if any breach of this Agreement by Purchaser has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; or

(ii)there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Body shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and non-appealable;

(c)by Sellers, if Purchaser shall have failed to fulfill in any material respect any of its obligations under this Agreement; and such failure has not been cured within ten (10) days after written notice thereof from Seller to Purchaser; provided that, any cure period shall not extend beyond the Termination Date and shall not extend the Termination Date;

(d)by Purchaser, if a Seller shall have failed to fulfill in any material respect any of its obligations under this Agreement, and, such failure, if curable, has not been cured within ten (10) days after written notice thereof from Purchaser to such Seller; provided that any cure period shall not extend beyond the Termination Date and shall not extend the Termination Date;

(e)by Sellers, if the condition set forth in Section 8.1(f) has not been satisfied or waived in writing by Sellers;

(f)by Purchaser, if the condition set forth in Section 8.2(f) has not been satisfied or waived in writing by Purchaser; or

(g)by Purchaser, in accordance with the terms of Section 10.2(b) with regard to failure of Sellers to obtain necessary consents, authorizations and releases.

Section 10.2Remedies.
(a)If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect and the parties shall have no liability or obligation hereunder (except for the provisions of Section 2.4, Section 4.4, Section 5.6, Section 6.5, Section 7.5, and Section 11.9 of this Agreement and this Article 10, the Section entitled “Definitions,” and Article 12 (other than Section 12.3, Section 12.5, Section 12.6 and Section 12.20), all of which shall continue in full force and effect). Notwithstanding the foregoing but subject to the remainder of this Section 10.2(a), nothing contained in this Section 10.2(a) shall relieve any party from liability for Losses resulting from its breach of this Agreement. If Sellers terminate this Agreement (a) because the Closing has not occurred on or before the Termination Date and Purchaser’s breach of this Agreement has been the principal cause of, or resulted in, the failure of Closing to occur on or before the Termination Date; or (b) as the result of any failure of Purchaser to fulfill in any material respect any of Purchaser’s obligations hereunder and such failure is not cured as provided in Section 10.1(c), then, subject to the terms of Section 2.4, Sellers shall be entitled to the Deposit as liquidated damages and Sellers’ sole and exclusive remedy on account of the termination of this Agreement (and Seller Representative and Purchaser shall jointly direct the Escrow Agent to deliver the Deposit to Sellers). Subject to Section 10.2(b), if Purchaser terminates this Agreement or is entitled to terminate this Agreement (i) because the Closing has not occurred on or before the Termination Date and a Seller’s breach of this Agreement has been the principal cause of, or resulted in, the failure of Closing to occur on or before the Termination Date; or (ii) as the result of any failure of any Seller to fulfill in any material respect any of such Seller’s obligations hereunder and such failure is not cured as provided in Section 10.1(d), then Purchaser shall be entitled to (A) seek specific performance of the terms of this Agreement (in which case, this Agreement shall not terminate) or (B) return of the Deposit in accordance with Section 2.4 (and Seller Representative and Purchaser shall jointly direct the Escrow Agent to deliver the Deposit to Purchaser) and damages from Sellers for the Losses suffered by Purchaser on the account of a breach of this Agreement by any Seller up to the amount of the Deposit.
(b)Notwithstanding anything in this Agreement to the contrary, if any of the conditions precedent to the obligations of Purchaser in Section 8.2 have not been satisfied due to the failure of Sellers to obtain all consents, authorizations and releases necessary to consummate the transactions contemplated by this Agreement from any of Sellers’ or the Company’s lenders or creditors (or pursuant to relevant credit agreements), and such failure prevents Closing from occurring on or before the Termination Date, then Purchaser may terminate this Agreement immediately by delivery of written notice to Sellers, in which case: (i) Sellers shall immediately pay to Purchaser a break-up fee in the amount of $1,000,000.00 in immediately available funds (the “Break-Up Fee”), as liquidated damages and not as a penalty, which the Parties agree is a reasonable estimate of Purchaser’s Losses; (ii) the Deposit shall be returned to Purchaser, and Sellers and Purchaser shall immediately deliver joint written instructions to the Escrow Agent directing it to release the Deposit to Purchaser, and (iii) payment of the Break-Up Fee and return of the Deposit shall be Purchaser’s sole and exclusive remedy on account of the termination of this Agreement under this Section 10.2(b); and (iv) this Agreement shall be deemed terminated upon actual receipt of the Break-Up-Fee and Deposit by Purchaser; provided, however, that Sellers shall use reasonable good faith efforts to timely secure all such consents, authorizations and releases as anticipated under this Agreement.

Article 11
POST-CLOSING OBLIGATIONS; Survival; LIMITATIONS; DISCLAIMERS AND WAIVERS
Section 11.1Receipts.

Any Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto) and any other income, proceeds, receipts and credits attributable to the Assets (in each case) which are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 9.4(b) shall be treated as follows: (a) all Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Purchaser is entitled under Section 1.4 shall be the sole property and entitlement of Purchaser, and, to the extent received by Sellers, Sellers shall fully disclose, account for and remit the same promptly to Purchaser, and (b) all Hydrocarbons produced from or attributable to the Assets (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Assets to which Sellers are entitled under Section 1.4 shall be the sole property and entitlement of Sellers and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and remit the same promptly to Sellers.

Section 11.2Expenses.

Any Property Costs which are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 9.4(b) shall be treated as follows: (a) all Property Costs for which Sellers are responsible under Section 1.4 shall be the sole obligation of Sellers and Sellers shall promptly pay, or if paid by Purchaser, promptly reimburse Purchaser for and hold Purchaser harmless from and against same; and (b) all Property Costs for which Purchaser is responsible under Section 1.4 shall be the sole obligation of Purchaser, and Purchaser shall promptly pay, or if paid by Sellers, promptly reimburse Sellers for and hold Sellers harmless from and against same. Sellers are entitled to resolve all joint interest audits and other audits of Property Costs (including payment of any third party audit fees and expenses) covering periods for which Sellers are wholly responsible and Purchaser is entitled to resolve all joint interest audits and other audits of Property Costs (including payment of any third party audit fees and expenses) covering periods for which Purchaser is in whole or in part responsible; provided that Purchaser shall not agree to any adjustments to previously assessed costs for which Sellers are liable without the prior written consent of Seller. Purchaser shall provide Sellers with a copy of all applicable audit reports and written audit agreements received by Purchaser and relating to periods for which Sellers are partially or wholly responsible, and Sellers shall provide Purchaser with a copy of all applicable audit reports and written audit agreements received by a Seller and relating to periods for which Purchaser is partially or wholly responsible.

Section 11.3Assumed Seller Obligations.

Subject to Purchaser’s rights under (a) any title indemnity agreement entered into by the parties pursuant to this Agreement and (b) the special warranty of title contained in the Conveyance and Deed, from and after the Closing, Purchaser shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of each Seller, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time up to the Closing Date, including obligations to (i) furnish makeup gas according to the terms of applicable gas sales, gathering or transportation contracts, and to satisfy all other gas balancing obligations, if any, (ii) pay the holders of working interests, royalties, overriding royalties and other interests the Suspended Funds to which they are entitled (it being agreed that, notwithstanding anything in this Agreement to the contrary, subject to the provisions of Section 12.20 below, Purchaser shall be solely responsible for the distribution of all Suspended Funds transferred to Purchaser pursuant hereto), (iii) properly plug and abandon any and all wells, including inactive wells or temporarily abandoned wells, drilled on the Properties, as required by Law, (iv) replug any well, wellbore, or previously plugged well on the Properties to the extent required by any Governmental Body, (v) dismantle, salvage and remove any equipment, structures, materials, flowlines, and property of whatever kind related to or associated with operations and activities conducted on the Properties, (vi) clean up, restore, remediate or otherwise respond to Hazardous Materials on, at or migrating from the premises covered by or included in the Assets in accordance with applicable Contracts and Laws, to comply with Laws concerning Hazardous Materials and Environmental Liabilities related to the Assets, and to discharge all other Environmental Liabilities, and (vii) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and related Contracts, or as required by applicable Laws (all of said obligations and liabilities, subject to the exclusions below, herein being referred to as the “Assumed Seller Obligations”); provided, however, that the Assumed Seller Obligations shall not include, and Purchaser shall have no obligation to assume, any obligations or liabilities to the extent that they are (such excluded obligations and liabilities, the “Excluded Seller Obligations”):

(A)attributable to, or arise out of, the ownership, use or operation of the Excluded Assets;

(B)the continuing responsibility of Sellers under Section 11.1 or Section 11.2;

(C)Property Costs for which any Seller is responsible pursuant to Section 1.4(b); and

(D)attributable to, or arise out of, the Retained Liabilities.

Section 11.4Survival; Exclusive Remedy; Release.

The representations and warranties contained in Article 5 and Article 6 (other than the Fundamental Representations and Tax Representations) shall terminate twenty-four (24) months after the Closing Date. The Fundamental Representations shall survive the Closing without time limit, and the Tax Representations shall survive the Closing until the expiration of the applicable statute of limitations period plus thirty (30) days. The indemnities in Section 11.5(a), Section 11.5(b), Section 11.6(a) and Section 11.6(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification. Notwithstanding anything in this Agreement to the contrary, (i) Sellers’ indemnity set forth in Section 11.5(c) shall survive the Closing without time limit and (ii) Purchaser’s indemnities set forth in Section 11.6(c), Section 11.6(d), Section 11.6(e) and Section 11.6(f) shall survive the Closing without time limit. There shall be no termination of a bona fide claim asserted pursuant to the indemnities prior to the date of termination for such indemnity. Except as set forth in Section 7.1(b) and Section 11.6 and the Fundamental Representations, none of the representations or warranties in Article 5 and Article 6 of this Agreement or in any certificate or other instrument delivered by Purchaser or each Seller pursuant to this Agreement, and none of the covenants or agreements in this Agreement, shall survive the Closing and all rights, claims and causes of action (whether under any contract, misrepresentation, tort or strict liability theory, or under applicable Law, and whether in law or in equity, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, this Section 11.4 shall not in any way limit any covenant or agreement of the Parties set forth in Article 2, Section 7.2, Section 7.4, Section 7.5, Section 7.7, Section 7.8, Section 7.9, Section 11.4, Section 11.5 or Article 12, including the defined terms used therein and herein and any rules of construction applicable thereto, which covenants and agreements shall survive the Closing until fully performed. Except in the event of Fraud, neither Seller, Purchaser nor any of their respective Affiliates shall have any liability with respect to any representation, warranty, covenant, agreement or any other remedy contained in this Agreement or any certificate or other instrument delivered in respect hereof or any Schedule, certificate or other similar instrument delivered pursuant to this Agreement from and after the time that such representation, warranty, covenant, agreement or other remedy ceases to survive hereunder; provided that nothing in the foregoing shall limit any claim or recovery that may be available to Purchaser under the Representation and Warranty Insurance Policy. Without limiting the generality of the foregoing, each Party hereby waives, to the fullest extent permitted under applicable Law, any and all rights and Claims that it or any of its respective Affiliates may have against any other Party or any of its past, present or future Affiliates or its or their respective Representatives with respect to any representations, warranties or covenants terminated upon Closing pursuant to this Section 11.4, whether under any contract, misrepresentation, tort or strict liability theory, or under applicable Law, and whether in law or in equity. Purchaser acknowledges and agrees that, subject to the indemnification obligations of each Seller (excluding those associated any RWI Coverage Obligations, defined below) herein, and except with respect to Fundamental Representations and the Tax Representations and in the case of Fraud, the Representation and Warranty Insurance Policy shall be the sole and exclusive remedy of Purchaser and its Affiliates and any other insured under the Representation and Warranty Insurance Policy (for avoidance of all doubt, specifically excluding Seller Indemnified Persons) in law or in equity, which such Persons have now or may have in the future, resulting from, arising out of, or related to any inaccuracy or breach of any representation or warranty regarding any Seller contained in Article 5 or any certificate delivered by any Seller pursuant to this Agreement (the “RWI Coverage Obligations”), and neither Purchaser, any of its Affiliates, nor any other Person (including the insured under the Representation and Warranty Insurance Policy) shall have any recourse against any Seller or any of the other Seller Indemnified Persons with respect thereto other than in respect of the Fundamental Representations and the Tax Representations. If the amounts available under the Representation and Warranty Insurance Policy are insufficient to pay Purchaser or its Affiliates (or any other insured under the Representation and Warranty Insurance

Policy) or if there is a partial or full failure to bind any Representation and Warranty Insurance, then any amounts owed to such Person in respect of any RWI Coverage Obligations shall be limited to the available amounts, except in the case of Fraud or in respect of the Fundamental Representations or the Tax Representations, and none of Purchaser, its Affiliates nor any other Person shall be entitled to collect any remaining amounts not satisfied from the Representation and Warranty Insurance Policy from any Seller nor any other Seller Party, and no such Person shall have any liability for such deficiency or shortfall.

Section 11.5Indemnification by Each Seller

Subject to the terms, conditions, and limitations of this Article 11, from and after the Closing, Sellers are responsible for, shall pay on a current basis and hereby jointly and severally indemnify, defend and hold harmless Purchaser and its Affiliates, and its and their respective directors, officers, employees, members, agents, consultants, advisors and other Representatives (including legal counsel, accountants and financial advisors) and the successors and permitted assigns of each of the foregoing (collectively, the “Purchaser Indemnified Persons”), from and against any and all losses asserted against, resulting from, imposed upon, or incurred or suffered by any Purchaser Indemnified Person, directly or indirectly, to the extent resulting from, arising out of or relating to:

(a)any certificate furnished by or on behalf of a Seller in connection with this Agreement, REGARDLESS OF FAULT;

(b)any breach or nonfulfillment of or failure to perform any covenant or agreement of a Seller contained in this Agreement or in any certificate furnished by or on behalf of a Seller in connection with this Agreement, REGARDLESS OF FAULT;

(c)the Excluded Seller Obligations, REGARDLESS OF FAULT;

(d)all Taxes related to the Assets (including, but not limited to ad valorem, property, severance, Hydrocarbon production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom) attributable to any period of time prior to the Effective Time;

(e)the matters listed under Schedule 5.7 and Schedule 5.8 (and any related Proceedings), and any other assessment made or to be made by the Texas Comptroller of Public Accounts, to the extent Claims, Losses, and/or Taxes (including any associated interest, penalties, additions to Tax, fees and costs that are allocable to the Assets for events that arise before the Effective Time, and, with respect to any Straddle Period, the portion allocable to the pre-Effective Time under Section 1.4 and Section 7.8; and

(f)any Seller’s breach of the Fundamental Representations or Tax Representations.

Section 11.6Indemnification by Purchaser.

From and after the Closing, subject to the terms and conditions of this Article 11, Purchaser shall indemnify, defend and hold harmless each Seller, its Affiliates and its and their directors, officers, employees, agents, consultants, advisors and other representatives (including legal counsel, accountants and financial advisors) and the successors and permitted assigns of each of the foregoing (collectively, the "Seller Indemnified Persons"), from and against any and all Losses, asserted against, resulting from, imposed upon, or incurred or suffered by any Seller Indemnified Person, directly or indirectly, to the extent resulting from, arising out of, or relating to:

(a)any breach of any representation or warranty of Purchaser contained in this Agreement or in any certificate furnished by or on behalf of Purchaser to Sellers in connection with this Agreement, REGARDLESS OF FAULT;

(b)any breach or nonfulfillment of or failure to perform any covenant or agreement of Purchaser contained in this Agreement or any certificate furnished by or on behalf of Purchaser to Sellers in connection with this Agreement, REGARDLESS OF FAULT;

(c)the ownership, use and operation of the Assets from and after the Closing Date, REGARDLESS OF FAULT;

(d)the Assumed Seller Obligations, REGARDLESS OF FAULT;

(e)the indemnity obligations set forth in Section 4.4, REGARDLESS OF FAULT; and

(f)Environmental Laws, Environmental Defects, Environmental Liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment, or any other environmental condition of the Assets, REGARDLESS OF THE TIME OF OCCURRENCE AND REGARDLESS OF FAULT.

Section 11.7Indemnification Proceedings.

(a)In the event that any claim or demand for which Sellers or Purchaser (in each case, as applicable, an "Indemnifying Party") may be liable to a Purchaser Indemnified Person under Section 11.5 or to a Seller Indemnified Person under Section 11.6 (as applicable, an "Indemnified Party") is asserted against or sought to be collected from an Indemnified Party by an un-Affiliated third party (a "Third Party Claim"), the Indemnified Party shall with reasonable promptness after the Indemnified Party has Actual Knowledge of the Third Party Claim notify the Indemnifying Party of such Third Party Claim by delivery of a written notice (“Claim Notice”) and a copy of all papers (if any) served with respect to such Third Party Claim, provided that, except as otherwise expressly provided in this Article 11, the failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article 11, except to the extent that the Indemnifying Party demonstrates (to the reasonable satisfaction of the Indemnified Party) that (i) it had insufficient time available to permit such Indemnifying Party to effectively defend against the Third Party Claim or (ii) its defense of such Third Party Claim is otherwise materially prejudiced by such failure or delay. In the case of a claim for indemnification based on a Third Party Claim, the Indemnifying Party shall have thirty (30) days from receipt of the Claim Notice from the Indemnified Party (in this Section 11.7, the "Notice Period") to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, that the Indemnified Party is hereby authorized prior to and during the Notice Period, and at the cost and expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall reasonably deem necessary to protect its interests or those of the Indemnifying Party.

(b)Subject to Section 11.7(d), the Indemnifying Party shall have the right to assume the defense of such Third Party Claim (at its sole cost and expense) only if and for so long as the Indemnifying Party (i)  notifies the Indemnified Party during the Notice Period that the Indemnifying Party is assuming the defense of such Third Party Claim, (ii) uses counsel of its own choosing that is reasonably satisfactory to the Indemnified Party, and (iii) conducts the defense of such Third Party Claim in an active and diligent manner. If the Indemnifying Party is entitled to, and does, assume the defense of any such Third Party Claim, the Indemnified Party agrees to cooperate in contesting any such Third Party Claim to the extent such cooperation is so requested by the Indemnifying Party, and, further, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof; provided, however, that notwithstanding the foregoing, the Indemnifying Party shall pay the reasonable attorneys' fees of the Indemnified Party if the Indemnified Party's counsel shall have advised the Indemnified Party that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party it being understood and agreed, however, that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys and one local counsel to represent all of the Indemnified Parties subject to such Third Party Claim.

(c)If the Indemnifying Party elects (and is entitled) to assume the defense of such Third Party Claim, (i) no compromise or settlement thereof or consent to any admission or the entry of any judgment with respect to such Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party's written consent (which shall not be unreasonably withheld, conditioned or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party (and no injunctive or other equitable relief is imposed upon the Indemnified Party) and there is an unconditional provision whereby each plaintiff or claimant in such Third Party Claim releases the Indemnified Party from all liability with respect thereto and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party elects not to assume the defense of such Third Party Claim (or fails to give notice to the Indemnified Party during the Notice Period, otherwise is not entitled to assume such defense or fails to diligently prosecute or settle the Third Party Claim), the Indemnified Party shall be entitled to assume the defense of such Third Party Claim with counsel of its own choice, at the expense and for the account of the Indemnifying Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party, shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third Party Claim (i) at the reasonable expense of the Indemnifying Party, as to which the Indemnifying Party fails to assume the defense during the Notice Period after the Indemnified Party gives notice thereof to the Indemnifying Party or (ii) at the reasonable expense of the Indemnifying Party, to the extent the Third Party Claim seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, could adversely affect the business, condition (financial or other), capitalization, assets, liabilities, results of operations or prospects of the Indemnified Party. The Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of the Indemnifying Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(e)Subject to Section 11.4, in any case in which an Indemnified Party seeks indemnification hereunder and no Third Party Claim is involved, the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party within a reasonably prompt period of time after an officer of such Indemnified Party or its Affiliates has obtained actual knowledge of the Loss giving rise to indemnification hereunder. Except as otherwise expressly provided in this Article 11 (including Section 11.4), the failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article 11 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively mitigate the resulting Losses or otherwise prejudices the Indemnifying Party.

Section 11.8Release.

EXCEPT WITH RESPECT TO (A) POST-CLOSING REMEDIATION AGREED TO PURSUANT TO SECTION 4.3, (B) PURCHASER’S REMEDIES UNDER SECTION 11.4, OR (C) ANY SELLER’S FRAUD, INTENTIONAL MISREPRESENTATION OR WILLFUL MISCONDUCT, PURCHASER HEREBY RELEASES, REMISES AND FOREVER DISCHARGES THE SELLER INDEMNIFIED PERSONS FROM ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, CONTINGENT OR OTHERWISE, WHICH PURCHASER MIGHT NOW OR SUBSEQUENTLY MAY HAVE AGAINST THE SELLER INDEMNIFIED PERSONS, RELATING TO OR ARISING OUT OF (1) THE VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO THE ASSETS, (II) ANY ENVIRONMENTAL LIABILITIES WITH RESPECT TO THE ASSETS, (III) ANY ENVIRONMENTAL DEFECTS, (IV) THE RELEASE OF MATERIALS INTO THE ENVIRONMENT WITH RESPECT TO THE ASSETS OR THE PROTECTION OF NATURAL RESOURCES OR THE ENVIRONMENT, INCLUDING, WITHOUT LIMITATION, RIGHTS TO CONTRIBUTION UNDER CERCLA, REGARDLESS OF FAULT.

Section 11.9Disclaimers.

(a)EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, OR IN THE CERTIFICATE OF EACH SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(d), OR IN THE CONVEYANCE OR DEED, AND EXCEPT IN THE CASE OF ANY SELLER’S FRAUD, INTENTIONAL MISREPRESENTATION OR WILLFUL MISCONDUCT, (I) SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLERS EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT

MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES).

(b)EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 5 OF THIS AGREEMENT, OR IN THE CERTIFICATE OF EACH SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(d), OR IN THE CONVEYANCE OR DEED, AND EXCEPT IN THE CASE OF ANY SELLER’S FRAUD, INTENTIONAL MISREPRESENTATION OR WILLFUL MISCONDUCT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLERS OR ANY THIRD PARTIES, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, (IX) REDHIBITORY, PATENT OR LATENT DEFECTS, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE, OR (X) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

(c)OTHER THAN AS SET FORTH IN SECTION 5.7 OR SECTION 5.9, AND EXCEPT IN THE CASE OF ANY SELLER’S FRAUD, INTENTIONAL MISREPRESENTATION OR WILLFUL MISCONDUCT, SELLERS HAVE NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL

CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND PURCHASER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

Section 11.10Recording.

As soon as practicable after Closing, Purchaser shall record the Conveyance and Deed in the appropriate counties where the Properties and Fee Lands are located and provide each Seller with copies of all recorded or approved instruments. The Conveyance in the form attached as Exhibit B and the Deed in the form attached as Exhibit C are intended to convey all of the Properties and Fee Lands being conveyed pursuant to this Agreement. Certain Properties or specific portions of the Properties that are leased from, or require the approval to transfer by, a Governmental Body are conveyed under the Conveyance and also are described and covered under separate assignments made by Sellers to Purchaser on officially approved forms, in sufficient multiple originals to satisfy applicable statutory and regulatory requirements. The interests conveyed by such separate assignments are the same, and not in addition to, the interests conveyed in the Conveyance attached as Exhibit B. Further, such assignments shall be deemed to contain all of the exceptions, reservations, rights, titles, power and privileges set forth herein and in the Conveyance as fully and only to the extent as though they were set forth in each such separate assignment.

Article 12
MISCELLANEOUS
Section 12.1Counterparts.

This Agreement may be executed and delivered (including by facsimile or email transmission) in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

Section 12.2Notice.

All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by overnight courier service, by electronic mail, or by registered or certified mail, postage prepaid, as follows:

If to Sellers or Seller Representative:	Battalion Oil Corporation 820 Gessner, Suite 1100 Houston, Texas 77024 Attention: Walter Mayer Email: wmayer@battalionoil.com

If to Purchaser:	MCM Energy Partners, LLC 223 W. Wall St., Ste 400 Midland, Texas 79701 Attention: Miles McFerrin and James Rowland Email: miles@mcmenergy.com; james@mcmenergy.com
With a copy to (which shall not constitute notice to Purchaser):	Jackson Walker LLP 1900 Broadway St., Ste. 1200 San Antonio, Texas 78215 Attention: Brandon Durrett Email: bdurrett@jw.com

Each party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the party to which such notice is addressed.

Section 12.3Sales or Use Tax Recording Fees and Similar Taxes and Fees.

The Assets represent 100% of the “operating assets” of an identifiable segment of Sellers’ business as defined in Texas Comptroller Rule 3.291(d) and Seller maintains written records of income and expense solely with respect to the identifiable segment of business in which the Assets are used. None of the Excluded Assets is an “operating asset” of the identifiable segment of Seller’s business represented by the Assets. Purchaser shall bear any real property transfer, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees (collectively “Transfer Taxes”) incurred and imposed upon, or with respect to, the transactions contemplated by this Agreement. Purchaser will determine the amount of any Transfer Taxes, if any, that are due in connection with the transactions contemplated by this Agreement and Purchaser agrees to pay any such Transfer Taxes to the appropriate Governmental Body.

Section 12.4Transaction Expenses.

Except as otherwise expressly provided in Section 12.3 or elsewhere in this Agreement, (a) all expenses incurred by Sellers in connection with or related to the authorization, preparation or execution of this Agreement, the Conveyance and Deed delivered hereunder and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, all fees and expenses of counsel, accountants and financial advisers employed by Sellers, shall be borne solely and entirely by Sellers, and (b) all such expenses incurred by Purchaser and all other fees and expenses relating to the registration of title to the Assets after Closing shall be borne solely and entirely by Purchaser.

Section 12.5Change of Name.

As promptly as practicable, but in any case within sixty (60) days after the Closing Date, Purchaser shall eliminate the name “Halcón” and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Sellers or any of their Affiliates.

Section 12.6Replacement of Bonds, Letters of Credit and Guarantees.

The parties understand that none of the Bonds, if any, posted by Sellers or any of their Affiliates with Governmental Bodies and relating to the Assets may be transferable to Purchaser. Except as provided in Section 7.4(c), prior to Closing, Purchaser shall have obtained, or caused to be obtained in the name of Purchaser, replacements for such Bonds, to the extent such replacements are necessary to permit the cancellation of such Bonds posted by Sellers or any of their Affiliates or to consummate the transactions contemplated by this Agreement.

Section 12.7Governing Law and Venue.

THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS. JURISDICTION AND VENUE WITH RESPECT TO ANY DISPUTES ARISING HEREUNDER (EXCEPT FOR DISPUTES REQUIRED HEREUNDER TO BE DETERMINED SOLELY BY ARBITRATION OR OTHER ALTERNATIVE DISPUTE RESOLUTION) SHALL BE PROPER ONLY IN MIDLAND COUNTY, TEXAS. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

Section 12.8Captions.

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 12.9Waivers.

Any failure by any party or parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the party or parties to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 12.10Assignment.

Subject to the provisions of Section 7.8(c), no party shall assign all or any part of this Agreement, nor shall any party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed. No assignment hereunder by any party shall relieve such party or its guarantor, if any, of any obligations and responsibilities hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 12.11Entire Agreement.

The Confidentiality Agreement, this Agreement and the Exhibits and Schedules attached hereto, and the documents to be executed hereunder constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof.

Section 12.12Amendment.

(a)This Agreement may be amended or modified only by an agreement in writing executed by the parties hereto.

(b)No waiver of any right under this Agreement shall be binding unless executed in writing by the party to be bound thereby.

Section 12.13No Third-Party Beneficiaries.

Nothing in this Agreement shall entitle any Person other than Purchaser or Sellers to any claims, remedy or right of any kind, except as to those rights expressly provided herein to the Seller Indemnified Persons and Purchaser Indemnified Persons.

Section 12.14References.

In this Agreement:

(a)References to any gender includes a reference to all other genders;

(b)References to the singular includes the plural, and vice versa;

(c)Reference to any Article or Section means an Article or Section of this Agreement;

(d)Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e)Unless expressly provided to the contrary, “hereunder”, “hereof”, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement;

(f)“for example,” “include” and “including” mean include or including, as applicable, without limitation; and

(g)Capitalized terms used herein shall have the meanings ascribed to them in this Agreement as such terms are identified and/or defined in the Definitions section hereof.

Section 12.15Construction.

Purchaser is a party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent party would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability. Each Seller and Purchaser has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. In the event of a dispute over the meaning or application of this Agreement, it shall be construed fairly and reasonably and neither more strongly for nor against either party.

Section 12.16Conspicuousness.

The parties agree that provisions in this Agreement in “bold” and/or “ALL CAPS” type satisfy any requirements of the “express negligence rule” and any other requirements at law or in equity that provisions be conspicuously marked or highlighted.

Section 12.17Severability.

If any term or other provisions of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any materially adverse manner with respect to either party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 12.18Time of Essence.

Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 12.19Limitation on Damages.

Notwithstanding any other provision contained elsewhere in this Agreement to the contrary, except in the case of fraud, intentional misrepresentation or willful misconduct, the parties acknowledge that this Agreement does not authorize one party to sue for or collect from the other party its own punitive damages, or its own special, punitive, exemplary, consequential or indirect damages or loss of profits in connection with this Agreement and the transactions contemplated hereby and each party expressly waives for itself and on behalf of its Affiliates, any and all claims it may have against the other party for its own such damages in connection with this Agreement and the transactions contemplated hereby.

Section 12.20Suspended Funds.

Sellers covenant to deliver to Purchaser, within thirty (30) days after Closing, in Microsoft Excel format, the owner name, owner number, social security or federal ID number, reason for suspense, and the amount of Suspended Funds payable for each entry, together with monthly line item production detail including gross and net volumes and deductions for all suspense entries. Upon receipt of such information, Purchaser shall administer all such accounts and distribute such Suspended Funds in accordance with all applicable Laws to the proper parties.

Section 12.21Joint and Several Liability.

The representations, warranties and covenants made by (and the obligations of) Sellers in and under this Agreement are joint and several.

Section 12.22Seller Representative.

For purposes of this Agreement, each Seller, without any further action, shall be deemed to have consented to the appointment of HEPI as its representative (in such capacity, the “Seller Representative”), as the attorney-in-fact for and on behalf of such Seller, with respect to the exercise of any decision, right, consent, election or other action that such Seller is required or permitted to make or take under the terms of this Agreement (the “Delegated Matters”) and Purchaser may rely on the decisions of Seller Representative with respect to all Delegated Matters.  For the avoidance of doubt, notwithstanding anything to the contrary herein, Sellers will be treated as a single party for purposes of any election, exercise of a right, consent or similar action to be made by Sellers under this Agreement. The parties further acknowledge that Purchaser shall have no responsibility to determine the portion of the Purchase Price or Adjusted Purchase Price to be paid to any Seller and shall be entitled to rely on the Preliminary Settlement Statement and Final Settlement Statement, as well as instructions by the Seller Representative as to the portion of the Purchase Price or Adjusted Purchase Price payable to any Seller hereunder.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto as of the date first above written.

SELLERS:

HALCÓN ENERGY PROPERTIES, INC.

By: /s/ Matthew B. Steele

Name:Matthew B. Steele

Title:CEO

HALCÓN PERMIAN, LLC

By: /s/ Matthew B. Steele

Name:Matthew B. Steele

Title:CEO

HALCoN OPERATING CO., INC.

By: /s/ Matthew B. Steele

Name:Matthew B. Steele

Title:CEO

HALCÓN FIELD SERVICES, LLC

By: /s/ Matthew B. Steele

Name:Matthew B. Steele

Title:CEO

PURCHASER:

MCM DELAWARE RESOURCES, LLC

By: MCM Permian Holdings II, LLC,

its sole member

By: /s/ Miles C. McPherren

Name:Miles C. McPherren

Title:Manager